Exhibit 10.6

CREDIT AGREEMENT

Dated as of December 30, 2019

among

VINE OIL & GAS LP

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

Blackstone Holdings Finance Co LLC,

as Administrative Agent and Collateral Agent

-i-

(continued)

-ii-

(continued)

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(continued)

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EXHIBITS

Exhibit A	LTM Leveraged Free Cash Flow Example
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Guarantee
Exhibit D	Form of Mortgage/Deed of Trust
Exhibit E	Form of Collateral Agreement
Exhibit F	[Reserved]
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of Promissory Note (Loan)
Exhibit H-2	[Reserved]
Exhibit I	Form of Intercreditor Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Non-Bank Tax Certificate
Exhibit L	Form of Intercompany Note

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Equity Interests
Schedule 1.1(e)	Closing Date Subsidiary Guarantors
Schedule 8.4	Litigation
Schedule 8.11	Subsidiaries
Schedule 8.14	Properties
Schedule 8.17	Closing Date Gas Imbalance
Schedule 8.18	Closing Date Marketing Agreements
Schedule 8.21	Closing Date Hedge Agreements
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2(d)	Closing Date Liens
Schedule 10.5(d)	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 13.2	Notice Addresses

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CREDIT AGREEMENT, dated as of December 30, 2019, among Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), the banks, funds, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), Blackstone Holdings Finance Co LLC, as administrative agent and collateral agent for the Lenders and the other Secured Parties.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form a revolving credit facility with a maximum available amount of $280,000,000;

WHEREAS, the Lenders are willing to extend such credit on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“2017 Indenture” shall mean that certain Indenture, dated as of October 18, 2017, by and among, inter alios, the Borrower and Wilmington Trust, National Association, as trustee, as in effect on the Closing Date and as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms of this Agreement.

“2018 Indenture” shall mean that certain Indenture, dated as of October 3, 2018, by and among, inter alios, the Borrower and Wilmington Trust, National Association, as trustee, as in effect on the Closing Date and as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms of this Agreement.

“2017 Unsecured Notes” shall mean the unsecured notes issued pursuant to the 2017 Indenture.

“2018 Unsecured Notes” shall mean the unsecured notes issued pursuant to the 2018 Indenture.

“2020 Second Lien Facility” shall mean the Second Lien Term Loan Credit Agreement, dated as of the Third Amendment Effective Date, by and among the Borrower, the lenders party thereto in their capacities as lenders thereunder and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“2020 Second Lien Term Loans” shall mean the loans in an initial aggregate principal amount of $150,000,000 made under the 2020 Second Lien Facility.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1⁄2 of 1.0%, (b) the Prime Rate in effect on such day and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Junior Intercreditor Agreement” shall mean an intercreditor agreement that is satisfactory to the Administrative Agent and the Required Lenders in their sole discretion.

“Acquired EBITDAX” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAX were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDAX”.

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Blackstone Holdings Finance Co LLC, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have meanings correlative thereto.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agent Related Party” shall mean, with respect to any Agent, its Affiliates and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Agent and of such Agent’s Affiliates.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Alternative Interest Rate Election Event” has the meaning assigned to such term in Section 2.18(b).

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication,

(a) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by, the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, in each case including proceeds from the issuance of Equity Interests of any direct or indirect parent of the Borrower, but excluding all proceeds from the issuance of Disqualified Stock;

minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(g)(iii)(B) and Section 10.5(i)(B) after the Closing Date, and prior to the Applicable Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 10.6(m) after the Closing Date, and prior to the Applicable Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 10.7(a)(iv) after the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Margin” shall mean (a) with respect to any ABR Loan, 8.75% per annum, and (b) with respect to any LIBOR Loan, 9.75% per annum.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) W.D. Von Gonten & Co. Petroleum Engineering, and (d) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent and the Required Lenders.

“Assignment and Assumption” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Attorney Costs” shall mean all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external legal counsel.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Controller, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Bail-in Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation” shall mean, with respect to the any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-in Legislation Schedule.

“Bank Price Deck” shall mean, (i) initially the most recent “Bank Price Deck” (as defined in the First Lien Credit Agreement) provided to the Borrower by the First Lien Administrative Agent and provided by the Borrower to the Administrative Agent prior to the Closing Date, (ii) as soon as practicable after the Closing Date and thereafter, a price deck provided by the Borrower which shall be the average of bank price decks available to the Borrower from Lenders under the First Lien Credit Agreement (each, an “Average Bank Price Deck”), and (iii) to the extent that (x) the most recently provided Average Bank Price Deck is not satisfactory to the Administrative Agent or the Required Lenders, (y) the Borrower does not provide an initial Average Bank Price Deck within 30 days after the Closing Date or (z) no obligations under the First Lien Facility remain outstanding at such time, such other price deck provided by the Administrative Agent to the Borrower, which may include the Administrative Agent’s internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Budget” shall have the meaning provided in Section 9.1(g).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” shall mean (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) (x) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days, (y) repurchase agreements backed by United States government securities and (z) demand deposits, in each case, of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (i) at the time it provides Cash Management Services, (ii) on the Closing Date or (iii) at any time after it has provided any Cash Management Services, is a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law but solely for such costs that would have been included if they would have otherwise been imposed under clauses (a)(ii) and (c) of Section 2.10 and only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 generally on other borrowers of comparable loans under United States reserve based credit facilities under credit agreements having similar reimbursement provisions.

“Change of Control” shall mean and be deemed to have occurred if:

(a) (i) at any time prior to the consummation of a Qualifying IPO (A) the Permitted Holders cease to own, in the aggregate, directly or indirectly, beneficially, at least 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (B) (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; or (ii) at any time upon or after the consummation of a Qualifying IPO (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Borrower; or

(b) a “Change of Control” (as defined in the documentation governing the First Lien Facility, the Second Lien Facility, the 2017 Indenture or the 2018 Indenture or any Permitted Refinancing Indebtedness incurred with respect thereto) shall have occurred.

“Class” shall mean (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, original issue discount, upfront fees or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Administrative Agent, the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” shall mean December 30, 2019 (it being understood and agreed that on such date the conditions precedent specified in Section 6 were satisfied or waived in accordance with the terms and conditions contained in Section 6).

“Closing Date Reserve Report” means that certain internally prepared reserve report as of June 30, 2019, audited by W.D. Von Gonten & Co.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing or intended to secure any or all of the Obligations; provided that with respect to any Mortgages, “Collateral,” as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean Blackstone Holdings Finance Co LLC, as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Collateral Agreement of even date herewith by and among the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E hereto.

“Collateral Coverage Condition” shall mean that the Collateral Agent, for the benefit of the Secured Parties, has been granted first priority (subject only to the Intercreditor Agreement and the Junior Lien Intercreditor Agreement) perfected Liens on all assets of the Credit Parties that constitute “Collateral” for the purposes of (and as such term is defined in) each of the First Lien Facility and the 2020 Second Lien Facility (and, in each case, any Permitted Refinancing thereof), including, without limitation, with respect to Mortgaged Properties, delivery to the Collateral Agent of title policies, opinions and other customary documentation (in each case to the extent the same has been provided in respect of each of the First Lien Facility or the 2020 Second Lien Facility): provided, that in any event the Collateral at all times shall include Oil and Gas Properties that constitute not less than 85% of the PV-9 of the Credit Parties’ total Proved Reserves (as determined by reference to the most recently delivered Reserve Report or Interim Reserve Report in accordance with this Agreement).

“Collateral Implementation Date” shall mean the date on which the Borrower first satisfies the requirements of Section 9.17 in accordance with the terms, conditions and timeframes specified therein.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount, expressed as a percentage of the aggregate Commitments on the Closing Date, and set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms of this Agreement. The aggregate amount of the Commitments as of the First Amendment Effective Date is $330,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean 0.424% per annum.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time (with such Total Exposure, and the components thereof, calculated using any applicable Lender’s outstanding principal amount of Loans).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation, Depletion and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, and commissions, fees and expenses and amortization of Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses to pensions and other post-employment benefits of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDAX” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case (other than in the case of clauses (a)(vii) and (a)(viii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, franchise, excise, property and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including (i) any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations and (ii) the amount of distributions actually made to any Parent Entity in respect of such period in accordance with Sections 10.6(f)(ii)) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (u) of the definition of Consolidated Net Income, plus

(ii) Fixed Charges for such period (in addition to, without duplication, (x) bank fees and other deferred financing fees and (y) costs of surety bonds in connection with financing activities), plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(s) through (z) in the definition of Consolidated Interest Expense), plus

(iii) Consolidated Depreciation, Depletion and Amortization Expense for such period, plus

(iv) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v) the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation, plus

(vi) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period to the extent permitted under clause (g) or (j) of Section 9.9, plus

(vii) the amount of “run rate” cost savings, operating expense reductions and savings from synergies (x) [reserved], (y) related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken, or are expected to be taken (in the good faith determination of the Borrower) within thirty-six (36) months after consummation of such merger or other business combination, acquisition, divestiture, restructuring or cost savings initiative or other similar initiative that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower), and projected by the Borrower in good faith to result within thirty-six (36) months after such actions are taken, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, and savings from synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and savings from synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such “run rate” cost savings, operating expense reductions and savings from synergies are reasonably identifiable and factually supportable in the good faith judgment of the Borrower and (B) no cost savings, operating expense reductions and savings from synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDAX, whether through a pro forma adjustment or otherwise, for such period, plus

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDAX or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDAX pursuant to paragraph (b) below for any previous period and not added back, plus

(ix) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), plus

(x) any net loss from disposed, abandoned or discontinued operations, plus

(xi) (A) [reserved] and (B) costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets) after the Closing Date, plus

(xii) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions and integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments; plus

(xiii) the amount of any non-cash interest expense of non-wholly owned Subsidiaries attributable to minority equity interests of third parties; plus

(xiv) the amount of net cost savings and net cash flow effect of revenue enhancements related to New Contracts projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (xiv) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (xii) above with respect to such period; plus

(xv) exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting); and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDAX in accordance with this definition), plus

(ii) any net income from disposed, abandoned or discontinued operations, plus

(iii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDAX in such prior period.

There shall be included in determining Consolidated EBITDAX for any period, without duplication, (A) the Acquired EBITDAX of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDAX of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAX of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition”, compliance with the covenants set forth in Section 10.11 and the calculation of the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDAX, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by an Authorized Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDAX for any period the Disposed EBITDAX of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDAX of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDAX of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition.

For the avoidance of doubt, Consolidated EBITDAX shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of obligations under any Capitalized Lease, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedge Agreements with respect to Indebtedness, and excluding (s) costs associated with obtaining Hedge Agreements and breakage costs in respect of Hedge Agreements related to interest rates, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisitions after the Closing Date, (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty (other than Indebtedness except to the extent arising from the application of purchase or recapitalization accounting) and (z) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document); plus

(ii) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on obligations in respect of Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any net after-tax effect of extraordinary, non-recurring or unusual gains, losses, charges or expenses or losses, charges or expenses relating to any strategic initiatives (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, duplicative running costs, relocation costs, integration costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening, opening, closing and consolidation costs for facilities, signing, retention or completion bonuses, executive recruiting and retention costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, tax savings and optimization initiatives, and new systems design, retention charges, system establishment costs (including information technology systems) and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded provided that any exclusion for the discontinuance of discontinued operations held for sale shall be at the option of the Borrower pending the consummation of such sale;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, shall be excluded;

(e) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded; provided that Consolidated Net Income of any Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(f) any penalty or other similar amounts in excess of $30,000,000 in any calendar year paid under gathering or transportation agreements as a result of insufficient volumes shall be excluded;

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including any impact of changes to inventory valuation policy method (including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation any consummated acquisition, joint venture or similar investment permitted under this Agreement consummated on, prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedge Agreements or (c) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP or SEC guidelines, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

(j) any non-cash equity or phantom equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any cash charges associated with equity incentives or other long-term incentive compensation plans (including under the Borrower’s Tier I Equity Sharing Award Agreements and/or deferred compensation arrangements), roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies, shall be excluded;

(k) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities and any credit facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with the entry into or termination of any Hedge Agreements shall be excluded;

(m) accruals and reserves that are established or adjusted within twenty-four months after the closing of any acquisition or Investment that are so required to be established as a result of such acquisition or Investment in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(n) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(o) the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(p) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, shall be excluded;

(q) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(r) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(s) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of income taxes for of such period in accordance with Section 10.6(f)(ii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(t) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income); and

(u) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedge Agreements and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedge Agreements for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iii) effects of adjustments to accruals and reserves during a prior period relating to any change in methodology of calculating reserves, rebates or other chargebacks;

(iv) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation; and

(v) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Secured Total Debt” shall mean Consolidated Total Debt minus the sum of the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in clause (a) of the definition of Consolidated Total Debt that is not secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX for such Test Period.

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 9.1(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of Indebtedness for borrowed money, purchase money indebtedness, Indebtedness in respect of any Capitalized Lease, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus (b) the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date, minus (c) $25,000,000; provided that clause (a) above shall not include Indebtedness (i) in respect of Hedging Obligations (but shall include net unpaid termination payments under Hedge Agreements), (ii) in respect of letters of credit, bank guarantees and performance or similar bonds except to the extent of unreimbursed amounts thereunder and (iii) of Unrestricted Subsidiaries.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX for such Test Period.

“Consolidated Working Capital” shall mean, as of any date of determination, the excess of (i) all assets (excluding (x) cash and Cash Equivalents and (y) the mark to market value of derivative instruments, in each case, classified as such in accordance with GAAP) of the Borrower and its Restricted Subsidiaries which under GAAP which would be classified as current assets on the consolidated balance sheet of the Borrower over (ii) all liabilities (excluding (x) current maturities of long term debt, (y) the mark to market value of derivative instruments and (z) gas gathering liabilities, in each case, classified as such in accordance with GAAP) of the Borrower and its Restricted Subsidiaries which under GAAP which would be classified as current liabilities on the consolidated balance sheet of the Borrower.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDAX.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDAX.”

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, any promissory notes issued by the Borrower under this Agreement and any intercreditor agreement with respect to the Facility entered into on or after the Closing Date to which the Collateral Agent is party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.14(a).

“Cure Deadline” shall have the meaning provided in Section 11.14(a).

“Cure Right” shall have the meaning provided in Section 11.14(a).

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor that is a bona fide diversified debt fund and is not either (a) a natural person or (b) the Borrower, a Subsidiary of the Borrower.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Disposition” shall have the meaning provided in Section 10.4.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDAX of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAX (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Institution” shall mean any competitor of the Borrower and its Subsidiaries and any Affiliates of such competitor that are operating companies (or Affiliates of operating companies) identified to the Administrative Agent in writing by the Borrower, other than their respective financial investors that are not operating companies and other than any Debt Fund Affiliate.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Restricted Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engineering Reports” shall mean any “Engineering Report” (as defined in the First Lien Credit Agreement) together with any other certifications, opinions, exhibits, schedules, annexes or information related thereto, any similar engineering report, and any other engineering reports, data and information related to any Oil & Gas Properties delivered to any agent, trustee, lender or noteholder under, of, or with respect to the First Lien Facility, 2017 Unsecured Notes, the 2018 Unsecured Notes or any other Material Indebtedness.

“Enrolled Actuary” shall mean a person who is enrolled by the Joint Board for the Enrollment of Actuaries established under Subtitle C of Title III of ERISA.

“Environmental Action Plan” means the implementation or satisfaction of each legally binding condition specified in any material Environmental Permit.

“Environmental Claims” shall mean any and all written actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of liability, noncompliance, violation or proceedings arising under or based upon any Environmental Law or any Environmental Permit (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief regarding the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the pollution or protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, flora or fauna, or human health or safety (to the extent relating to human exposure to hazardous materials or any Release or recycling of, or exposure to, any pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes).

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, excluding any debt security that is convertible or exchangeable into any Equity Interests (provided that any instrument evidencing Indebtedness convertible or exchangeable into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Agreement, to the extent such instrument could be treated as “stock” of a CFC for purposes of Treasury Regulation Section 1.956-2(c)(2)).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of a Credit Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (g) the appointment of a trustee to administer, any Pension Plan; or (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of a Credit Party or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon such Credit Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Credit Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in material liability to such Credit Party, except in each of (a) – (i) with respect to Foreign Plans.

“EU Bail-in Legislation Schedule” shall mean the EU Bail-in Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful single currency unit of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 12:00 noon (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the bank acting as Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 12:00 noon, local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Assets” shall have the meaning assigned to such term in the Collateral Agreement.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Guarantor) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the Voting Stock of such Subsidiary, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements existing on the Closing Date or at the time such Subsidiary is acquired (provided that such Contractual Requirements have not been entered into in contemplation of such Subsidiary being acquired), or (ii) any Equity Interests of any Subsidiary that is not a Wholly owned Subsidiary at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and only for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Equity Interests of any Immaterial Subsidiary (unless a security interest in the Equity Interests of such Subsidiary may be perfected by filing an “all assets” UCC financing statement) and any Unrestricted Subsidiary, (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary or FSHCO, (g) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, (h) any Equity Interests set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent and (i) Margin Stock.

“Excluded Subsidiary” shall mean (a) each Immaterial Subsidiary, for so long as any such Subsidiary constitutes an Immaterial Subsidiary pursuant to the terms hereof, (b) each Domestic Subsidiary that is not a Wholly owned Subsidiary (for so long as such Subsidiary remains a non-

wholly owned Restricted Subsidiary), (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary or Requirement of Law from guaranteeing or granting Liens to secure the Obligations on the First Lien Closing Date or at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations on the First Lien Closing Date or at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (d) any Foreign Subsidiary, (e) any Domestic Subsidiary that is (i) a FSHCO, (ii) owned directly or indirectly by a CFC or a FSHCO or (iii) a direct or indirect Subsidiary of a Foreign Subsidiary, (f) any other Domestic Subsidiary with respect to which (x) in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee or granting such Liens would result in material adverse tax consequences to the Borrower, any direct or indirect parent company of the Borrower or any of the Borrower’s subsidiaries as reasonably determined by the Borrower, (g) each Unrestricted Subsidiary, (h) each Captive Insurance Subsidiary and (i) each not-for-profit Subsidiary.

“Excluded Swap Obligation” shall mean with respect to any Guarantor, any Hedging Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Hedging Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Requirement of Law.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), branch profits Taxes and franchise Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) in the case of a Lender, U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of a Lender, other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 13.7, pursuant to laws in force at the time such Lender acquires an interest in a Loan or Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4, (iii) any Tax attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 5.4(d), (e), (g) or (h), and (iv) any U.S. federal withholding Tax imposed under FATCA.

“Existing Unsecured Notes” means, collectively, the 2017 Unsecured Notes and the 2018 Unsecured Notes.

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees, among other things, to pay all or a share of the drilling, completion or other expenses of one or more wells or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that grants to another party the right to earn an ownership interest in an Oil and Gas Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the date of this Agreement (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the Chief Financial Officer, Chief Accounting Officer, principal accounting officer, Controller, Treasurer or Assistant Treasurer of such Person.

“First Amendment Effective Date” shall mean December 30, 2020.

“First Lien Closing Date” shall mean November 24, 2014.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of November 24, 2014, among the Borrower, the banks and financial institutions party thereto, HSBC Bank National Association, as administrative agent (in such capacity, the “First Lien Administrative Agent”) and collateral agent (in such capacity, the “First Lien Administrative Agent”), and each other issuing bank from time to time party thereto in effect on the Closing Date and as such agreement may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms of this Agreement.

“First Lien Credit Documents” has the meaning assigned to the term “Credit Documents” in the First Lien Credit Agreement.

“First Lien Facility” means the collective reference to the First Lien Credit Agreement, any First Lien Credit Documents, any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” shall mean any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) substantially all of whose assets consist of Equity Interests of one or more Foreign Subsidiaries that are CFCs (held directly or through Subsidiaries).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” shall mean each Domestic Subsidiary listed on Schedule 1.1(e) that becomes a party to the Guarantee on the Closing Date (except to the extent released therefrom in accordance with the terms hereof) and each other Domestic Subsidiary (other than an Excluded Subsidiary (except to the extent provided below)) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not required to be a Guarantor hereunder or pursuant to the Security Documents to provide a Guarantee by causing such Restricted Subsidiary to execute a Guarantee and such Restricted Subsidiary shall be Guarantor and Credit Party for all purposes hereunder except to the extent released from such Guarantee in accordance with the terms hereof.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, hydrogen sulfide and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of or otherwise classified or regulated as “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean any Person that either (i) at the time it entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, (ii) on the Closing Date or (iii) at any time after it has entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, is an Agent, Lender or any Affiliate of an Agent or Lender.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person shall mean the following, if and only to the extent (other than with respect to clause (g) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) accruals for payroll and other liabilities incurred in the ordinary course of business and (iii) obligations resulting under firm transportation contracts, or take or pay contracts or other similar agreements), (d) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (e) the principal component of all obligations in respect of Capitalized Leases of such Person, (f) net Hedging Obligations of such Person, (g) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse, (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (j) without duplication, all Guarantee Obligations of such Person in respect of the items described in clauses (a) through (i) above; provided that Indebtedness shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt or (B) not include (i) trade and other ordinary-course payables and accrued expenses, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries, (v) obligations under the Purchase and Sale Agreement (as defined in the First Lien Credit Agreement) and any other agreements or instruments contemplated thereby, in each case, as amended, restated supplemented or otherwise modified from time to time, (vi) Production Payments and Reserve Sales, (vii) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (viii) any obligation in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (ix) operating leases or sale and leaseback transactions (except any resulting obligations under any Capitalized Lease), (x) commitments or obligations of such Person to make capital contributions in another Person or fund construction costs of equipment, gathering, transportation, processing, handling, pipelines and other related systems and facilities which constitute Industry Investments and (xi) any Guarantee Obligations incurred in the ordinary course of business to the extent not guaranteeing Indebtedness. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(b).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, Farm-In Agreements, Farm-Out Agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Initial Lender” shall mean (a) Blackstone Capital Partners VI L.P., (b) Blackstone Energy Partners L.P. and (c) each of their respective Affiliates and funds or partnerships managed or advised by and of them or any of their Affiliates (other than their respective portfolio companies), in each case, that may be a Lender as of any date of determination.

“Initial Loans” shall have the meaning provided in Section 2.1(a)(i).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit L hereto.

“Intercreditor Agreement” shall mean the Intercreditor Agreement in the form of Exhibit I hereto (with such changes as approved by the Collateral Agent in its sole discretion), dated as of the Collateral Implementation Date, among the Collateral Agent, the First Lien Collateral Agent, the Borrower, the Subsidiary Guarantors and the other parties party thereto from time to time, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, and any replacement of the foregoing on terms not materially adverse to the Lenders, taken as a whole, than the relevant replaced intercreditor agreement.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Reserve Report” shall have the meaning provided in Section 9.14(b).

“Investment” shall have the meaning provided in Section 10.5.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency selected by the Borrower.

“Investor Management Agreement” shall mean an agreement among the Borrower (or any direct or indirect parent entity of the Borrower) and Affiliates of (or management entities associated with) one or more of the Sponsor, as in effect from time to time and as the same may be amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders.

“Junior Debt” shall have the meaning provided in Section 10.7(a).

“Junior Lien Intercreditor Agreement” means that certain Intercreditor Agreement dated on or about the date hereof among Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent under the Second Lien Facility, the Collateral Agent, the Borrower, the Subsidiary Guarantors and the other parties party thereto from time to time, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, and any replacement of the foregoing on terms not materially adverse to the lenders, taken as a whole, than the relevant replaced intercreditor agreement.

“Junior Liens” shall mean Liens on the Collateral (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Credit Documents pursuant to an Acceptable Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination.

“LCA Election” has the meaning set forth in Section 1.12(a).

“LCA Test Date” has the meaning set forth in Section 1.12(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Affiliate” means any Initial Lender party hereto on the Closing Date, any Affiliate of such Initial Lender and/or any funds or partnerships managed or advised by and of such Initial Lender or any of their Affiliates, in each case, other than (i) the Borrower, (ii) any of the Borrower’s Subsidiaries and (iii) any Person in which the Borrower or any of the Borrower’s Subsidiaries holds an Equity Interest.

“Lender Default” shall mean (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations, or has made a public statement to that effect with respect to its funding obligations under the Facility, (iv) a Lender has failed, within three Business Days after request by the

Administrative Agent, to confirm that it will comply with its funding obligations under the Facility or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Revolving/Term Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX for such Test Period; provided that for purposes of calculating the Leverage Ratio for any Test Period, clause (f) of the definition of “Consolidated Net Income” shall be disregarded.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, for any Interest Period with respect to any Borrowing of a LIBOR Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event that such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 12:00 noon London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available in Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, assignment, deposit arrangement, preference, priority, pledge, charge, security interest or similar encumbrance in or on such asset securing an obligation (including any easement, right of way or other encumbrance on title to Real Property) or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” shall mean any acquisition or Investment by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” shall mean any Initial Loan.

“Loan Limit” shall mean the amount equal to the Total Commitment at such time minus the amount of any Reserve at such time (if any).

“LTM Leveraged Free Cash Flow” shall mean, as of any date of determination, the amount, determined in accordance with GAAP, equal to (a) the aggregate Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the applicable Test Period, plus (b) all non-cash charges included, in accordance with GAAP, in the calculation of such Net Income, minus (c) all non-cash gains included, in accordance with GAAP, in the calculation of such Net Income, minus (d) the increase (if any) (or plus the decrease (if any)) of Consolidated Working Capital from the last day immediately preceding the applicable Test Period to the last day of the applicable Test Period, minus (e) the aggregate amount of capital expenditures as calculated using the balance sheet totals of natural gas properties and other property and equipment on a gross basis (i.e., before depletion, depreciation, accretion and amortization) from the last day immediately preceding the applicable Test Period to the last day of the applicable Test Period (including any acquisition of acreage or any other assets or property) of the Borrower and its Restricted Subsidiaries minus (f) scheduled redemptions or repayments of Indebtedness (under clauses (a) or (b) of the definition thereof) of the Borrower or any Restricted Subsidiaries made during the applicable Test Period. For the avoidance of doubt, LTM Leveraged Free Cash Flow shall be determined in accordance with the calculations made in Exhibit A hereto with respect to the financial statements for the period ending November 30, 2019 and using the amounts therein as a working illustration.

“Management” shall mean members of management of the Borrower or any of its Subsidiaries who are investors in the Borrower or any Parent Entity thereof.

“Margin Stock” shall have the meaning assigned to such terms in Regulation U.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents or (b) the rights and remedies of the Agents and the Lenders under the Credit Documents.

“Material Environmental Event” shall mean an event, occurrence or condition, with respect to the operations or any property of the Borrower or its Restricted Subsidiaries, that could reasonably be expected to result in the Borrower or any Restricted Subsidiaries incurring liabilities under or pursuant to Environmental Law in excess of $10,000,000.

“Material Litigation Event” shall mean the commencement of any action, suit, proceeding, claim, dispute or litigation or any threat thereof, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries (or any of their Affiliates (including, without limitation, any Initial Lender)) related to any Credit Document, the Commitments, the Loans, the First Lien Facility, the 2017 Indenture, the 2018 Indenture, the 2017 Unsecured Notes, the 2018 Unsecured Notes or any other Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“Material Indebtedness” shall mean any (a) Indebtedness (other than Loans) of or (b), without duplication, revolving commitments to extend credit to, in each case, any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries.”

“Maturity Date” shall mean March 15, 2023.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $5,000,000 (or, if less, the entire remaining Commitments at the time of such Borrowing) or any lesser amount agreed to by the Administrative Agent acting at the direction of the Required Lenders (which direction may be provided in their sole discretion).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean, at any time, all Reserve Report Properties with respect to which a Mortgage has been granted. However, notwithstanding any provision in this Agreement, any Mortgage, or any other Security Document to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) be included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Contracts” shall mean binding new agreements or amendments to existing agreements with customers and/or vendors.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by

Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) Excluded Swap Obligations shall not constitute Obligations, (b) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement that has been secured at the option of the Borrower (such option being deemed exercised as reflected in the documents related to any such Secured Hedge Agreement or Secured Cash Management Agreement among the Borrower and the applicable Hedge Bank or Cash Management Bank) shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (c) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Business” shall mean:

(a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Persons; and

(c) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of any Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar Taxes (including related reasonable out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), unless any action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as a partnership) of the Borrower.

“Pari Debt” shall mean any Indebtedness that is secured on a pari passu basis with the liens securing the Obligations.

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement (which agreement shall be in such form and substance satisfactory to the Collateral Agent and the Required Lenders in their sole discretion) among the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 10.1(l) to be, and intended to be, secured on a pari passu basis with the Obligations.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member States” shall mean, together, each member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union (as amended or re-enacted from time to time).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit

Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor; (b) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (c) immediately after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.15.

“Permitted Additional Debt” shall mean any unsecured senior, senior subordinated, Junior Lien or subordinated loans or notes issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Latest Maturity Date as in effect on the date of determination (other than (i) customary offers to purchase upon a change of control, AHYDO payments, asset sale or casualty or condemnation event prepayments and customary acceleration rights after an event of default and (ii) Indebtedness incurred pursuant to a customary bridge facility if the Indebtedness pursuant to such customary bridge facility converts at maturity to Indebtedness which does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation (except to the extent permitted pursuant to clause (i)) prior to the 91st day after the Latest Maturity Date as in effect on the date of determination) and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Facility, if applicable, (b) if such Indebtedness is subordinated in right of payment to the Obligations, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (c) no Restricted Subsidiary of the Borrower (other than a Guarantor) is a borrower or guarantor with respect to such Indebtedness.

“Permitted Discretion” shall mean a determination made in good faith by the Administrative Agent or the Required Lenders in the exercise of their reasonable business judgment based on how a lender providing a secured credit facility of the type set forth herein and taking into account the nature of the Collateral would act, in the circumstances then applicable to the Borrower and its Restricted Subsidiaries at the time with the information then available to it.

“Permitted Holders” shall mean any of (i) the Sponsor and (ii) officers, directors, employees and other members of management of the Borrower (or any of its Parent Entities) or any of its Restricted Subsidiaries who are or become holders of Equity Interests of the Borrower (or any Parent Entity) (and their Controlled Investment Affiliates and Immediate Family Members); provided that for purposes of the definition of “Change of Control” the Persons described in clause (ii) above shall not constitute Permitted Holders at any time they hold voting power equal to or more than 50% of all Equity Interests collectively and beneficially held by the Persons described in clauses (i) and (ii) above.

“Permitted Intercompany Activities” shall mean any transactions between or among the Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) that are entered into in the ordinary course of business of the Borrower and its Subsidiaries and, in the good faith judgment of the Borrower, are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements.

“Permitted Investments” shall mean:

(1) United States dollars;

(2) (a) Euros, Yen, Canadian Dollars, Pound Sterling or any national currency of any Participating Member State of the EMU; or

(b) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the forgoing an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least A-2 (or the equivalent thereof) by S&P or at least P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(8) readily marketable direct obligations issued or fully guaranteed by (i) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (ii) any foreign government or any political subdivision or public instrumentality thereof; provided, that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P or Moody’s (or the equivalent thereof) shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(9) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(10) investment funds investing substantially all of their assets in securities of the types de-scribed in clauses (1) through (9) above; and

(11) solely with respect to any Captive Insurance Subsidiary, any Investment in connection with its provision of insurance, which Investment is permitted to be made in accordance with applicable law, rule, regulation or order or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Permitted Investments shall also include (i) investments of the type and maturity described in clauses (1) through (7) and clauses (8)(i) and (9) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, sublandlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment or decommissioning obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or in a manner consistent with past practice or industry practice including those incurred to secure health, safety and environmental obligations in the ordinary course of business, or otherwise constituting Investments permitted by Section 10.5;

(f) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g) easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement and not securing Indebtedness;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(k) leases, licenses, subleases or sublicenses granted to others not (i) interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) securing any indebtedness;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, in the ordinary course of business;

(n) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, gathering, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary;

(o) Liens on pipelines, pipeline facilities and other midstream assets or facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incidental to the exploration, development, operation and maintenance of Oil and Gas Properties;

(p) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(q) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(r) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(s) [Reserved];

(t) Liens on Permitted Investments that are earmarked to be used to satisfy or discharge Indebtedness; provided that (x) such Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (y) such Liens extend solely to the account in which such Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged and (z) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder; and

(u) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon and other amounts paid in connection with the defeasance or discharge of such Indebtedness plus other amounts paid consisting of fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness incurred pursuant to Sections 10.1(b), (c), (i), (k) or (l), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness incurred pursuant to Section 10.1(h), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness), (D) if the Indebtedness being Refinanced is Indebtedness incurred pursuant to Sections 10.1(b), (c), (i), (k) or (l), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums) or are customary for similar Indebtedness in light of current market conditions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (E) if the Refinanced Indebtedness is subordinated in right of payment or security such Permitted Refinancing Indebtedness shall be subordinated on terms no less favorable to the Secured Parties. Notwithstanding the foregoing, Permitted Refinancing Indebtedness in respect of Permitted Additional Debt must constitute Permitted Additional Debt, (F) if the Refinanced Indebtedness is unsecured, such Permitted Refinancing Indebtedness shall be unsecured and (G) if the Indebtedness being Refinanced is the subject of any intercreditor agreement, the holder of such Permitted Refinancing Indebtedness or their representatives on their behalf shall become party to such intercreditor agreement with the same priority as the Indebtedness being Refinanced.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the bank acting as Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by such bank in connection with extensions of credit to debtors).

“Proceeding” shall have the meaning provided in Section 13.5(b).

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, which (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement, redemption, repayment, discharge, defeasance or extinguishment of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDAX and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further, that when calculating the Leverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 10.11, any events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDAX of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDAX of the Borrower, the pro forma increase or decrease in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions and savings from synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $7,500,000, and (ii) so long as such actions are taken during such

Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, shall be without duplication for cost savings, operating expense reductions, savings from synergies or additional costs already included in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, for such Test Period.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production.

“Projections” shall mean financial estimates, forecasts and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby.

“Proposed Acquisition” shall have the meaning provided in Section 10.10(a).

“Proved Developed Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) ”Developed Producing Reserves” or (b) ”Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) ”Developed Producing Reserves”, (b) ”Developed Non-Producing Reserves” or (c) ”Undeveloped Reserves”.

“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to being a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Reserve Report Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the current Bank Price Deck (as designated as such by the Administrative Agent to the Borrower).

“PV-9 Amount” shall mean, as of any date of determination, the PV-9 of the Credit Parties’ aggregate Proved Reserves plus the mark to market value (whether positive or negative) of commodity Hedge Agreements (such mark to market value, the “Hedge Value”) (calculated in accordance with the applicable Bank Price Deck); provided, that the Hedge Value included in the PV-9 Amount shall not exceed 10% of the aggregate PV-9 Amount calculated before giving effect to the inclusion of the Hedge Value.

“QFC Credit Support” has the meaning specified in Section 13.24.

“Qualified Equity Interests” shall mean any Equity Interests of the Borrower or any Parent Entity other than Disqualified Stock.

“Qualified Oil & Gas Lender” means a financial institution that is a commercial bank (or affiliates thereof, including investment banks, but excluding any special situation investors) which is in the business of valuing and redetermining the value of oil and gas properties in connection with reserve-based, secured oil and gas loan transactions in the United States in the ordinary course.

“Qualifying IPO” shall mean the issuance by any Parent Entity of its Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Indemnified Person” shall mean, with respect to an Indemnitee, (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents and representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate.

“Release” shall mean any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injecting or leaching into the air, surface water, groundwater, land surface and subsurface strata.

“Representatives” shall have the meaning provided in Section 13.16.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding more than 50% of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding more than 50% of the outstanding principal amount of the Loans in the aggregate at such date plus, in each of clauses (a) and (b), to the extent existing as a Lender on any date of determination, each Initial Lender.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve” shall mean an amount expressed in Dollars of any and all reserves established by the Administrative Agent or the Required Lenders in their Permitted Discretion in accordance with and subject to Section 2.14.

“Reserve Report” shall mean (a) the Closing Date Reserve Report, (b) any other subsequent report, in form reasonably satisfactory to the Administrative Agent, or (c) any other engineering data reasonably acceptable to the Administrative Agent, setting forth, as of each June 30th or December 31st (or such other date as contemplated by this Agreement or otherwise reasonably acceptable to the Administrative Agent) the Proved Reserves and the Proved Developed Reserves of the Borrower or any other Credit Party (or of Oil and Gas Properties to be acquired, provided that any Oil and Gas Properties not yet acquired shall be expressly designated as such), together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the PV-9 of the Proved Reserves and Proved Developed Reserves set forth therein. For the avoidance of doubt all Reserve Reports, may be prepared internally by petroleum engineers that are employees of the Borrower or any Restricted Subsidiaries thereof (subject to any applicable audit requirement set forth in Section 9.14(a)).

“Reserve Report Certificate” shall mean (a) any “Reserve Report Certificate” (as defined in the First Lien Credit Agreement), (b) any certificate delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent in its sole discretion, pursuant to Section 9.14(b), (c) any other similar certification and (d) any other certification related to the Oil & Gas Properties of the Borrower or any other Credit Party (or prospective Oil and Gas Properties to be acquired) delivered to any agent, trustee, lender or noteholder under, of, or with respect to, the First Lien Facility, 2017 Unsecured Notes, the 2018 Unsecured Notes or any Material Indebtedness.

“Reserve Report Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Closing Date Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 9.14.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving/Term Debt” shall mean, as of any date of determination, (i) the aggregate principal amount of “Loans” (as such term is defined in the First Lien Credit Agreement) then outstanding under the First Lien Credit Agreement (or any loans, notes or bonds outstanding under any Permitted Refinancing Indebtedness in respect thereof) plus (ii) the aggregate principal amount of “Loans” (as such term is defined in the Second Lien Term Loan Credit Agreement) then outstanding under the Second Lien Term Loan Credit Agreement (or any loans outstanding under any Permitted Refinancing Indebtedness in respect thereof) plus (iii) the aggregate amount of all unreimbursed disbursements with respect to any letter of credit issued under the First Lien Facility or the 2020 Second Lien Facility (unless cash collateralized or backstopped) or under any Permitted Refinancing Indebtedness in respect thereof plus (iv) the aggregate principal amount of Loans then outstanding, minus all Unrestricted Cash.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws” shall mean the following, in each case, to the extent enacted and in effect: (a) laws, regulations, rules, guidance, designations, and any other related notification promulgated or administered by OFAC to implement Sanctions, including any enabling legislation or Executive Order related thereto, as amended from time to time; (b) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; (c) the U.S. Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; (d) the U.S. Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”), as amended from time to time; (e) the U.S. Countering America’s Adversaries Through Sanctions Act (“CAATSA”) and the regulations and rules promulgated thereunder, as amended from time to tome; (f) the U.S. Iran Sanctions Act and the regulations and rules promulgated thereunder, as amended from time to time; (g) the U.S. International Security and Development Cooperation Act and the regulations and rules promulgated thereunder, as amended from time to time; (h) each U.S. National Defense Authorization Act and the regulations and rules promulgated thereunder, as amended from time to time; (i) the U.S. National Emergencies Act and the regulations and rules promulgated thereunder, as amended from time to time; (j) the U.S. Trade Sanctions Reform and Export Enhancement Act and the regulations and rules promulgated thereunder, as amended from time to time; (k) the U.S. Antiterrorism and Effective Death Penalty Act and the regulations and rules promulgated thereunder, as amended from time to time; (l) the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and (m) any other sanctions laws enacted by the U.S., the European Union, or the U.N. Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which the Borrower operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 12.2 by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b) the Mortgages and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.13 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDAX.”

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Event of Default” shall mean an Event of Default occurring under Section 11.1 or Section 11.5 hereof.

“Specified Transaction” shall mean any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires a financial ratio or test to be calculated on a Pro Forma Basis.

“Sponsor” shall mean (a) Blackstone Capital Partners VI L.P. and (b) Blackstone Energy Partners L.P., and each of their respective Affiliates and funds or partnerships managed or advised by and of them or any of their Affiliates, but not including their respective portfolio companies.

“SPV” shall have the meaning provided in Section 13.6(g).

“Subagent” shall have the meaning provided in Section 12.2.

“Subsidiary” shall mean, with respect to any Person: (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (2) any partnership, joint venture, limited liability company or similar entity of which: (a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1(a).

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Supported QFC” has the meaning specified in Section 13.24.

“Swap” shall mean a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Hedge Agreement netted against the Administrative Agent’s then current Bank Price Deck; provided, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to clause (a) or (b) of Section 9.1.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount of the Loans of such Lender then outstanding.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries (or by the Sponsor or any direct or indirect Parent Entity and reimbursed by the Borrower) in connection with the Transactions (including expenses in connection with hedging transactions (including termination or amendment thereof), if any, payments to officers, employees and directors as change of control payments, severance payments or special or retention bonuses and payments or charges for payments on account of phantom stock units, restricted stock, stock appreciation rights, restricted stock units and options (including the repurchase or rollover of, or modifications to, the foregoing awards)), this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, this Agreement, the payment of Transaction Expenses and the other transactions contemplated by this Agreement and the Credit Documents.

“Transferee” shall have the meaning provided in Section 13.6(e).”Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents (including Permitted Investments) of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, (ii) [reserved] and (iii) no Default or Event of Default would result from such designation immediately after giving effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Pari Debt, Permitted Additional Debt, the First Lien Facility, the 2020 Second Lien Facility or any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, to the extent applicable. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Default or Event of Default would result from such Subsidiary Redesignation.

“U.S. Lender” shall mean any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly owned Subsidiary.

“Wholly owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly owned Subsidiary of such person.

“Withdrawal Liability” shall mean the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The terms “include,” “includes” and “including” are by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the first audited financial statements delivered under Section 9.1(a), except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be determined and computed in respect of the Borrower and its Subsidiaries.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than Section 10.11) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt (provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing) and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Initial Loan”).

1.10 Hedging Requirements Generally. For purposes of any determination with respect to compliance with Section 10.10 or any other calculation under or requirement of this Agreement in respect of hedging shall be calculated separately for crude, gas and natural gas liquid.

1.11 Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Section 9 or Section 10, but subject to any limitation expressly set forth therein, as applicable, at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Section 9 or Section 10, as applicable, the Borrower shall, in its sole discretion, determine under which category such Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction (or, in each case, any portion thereof) is permitted.

1.12 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis and in the manner prescribed by this Section 1.12; provided that, in connection with any Specified Transaction that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant for any action advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction contained in this Agreement during any period which requires the calculation of any of the foregoing ratios or any basket that is determined by reference to Consolidated EBITDAX or Consolidated Total Assets and, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios shall be deemed to be the date the definitive agreements for such Specified Transaction that is a Limited Condition Transaction are entered into (the “LCA Test Date”) and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent date of determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDAX or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) have been consummated.

(b) If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated Total Assets) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.12.

(c) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and savings from synergies resulting from or relating to any Specified Transactions (including the Transaction (as defined in the First Lien Credit Agreement) which is being given Pro Forma Effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and savings from synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and savings from synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and savings from synergies were realized during the entirety of such period) and “run-rate” shall mean the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s Public Company Costs) net of the amount of actual benefits realized during such period from such actions; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than thirty-six (36) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDAX (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) it is understood and agreed that subject to compliance with the other provisions of this clause (c), amounts to be included in pro forma calculations pursuant to this Section 1.12 may be included in Test Periods in which the Specified Transaction to which such amounts related is no longer being given Pro Forma Effect pursuant to Section 1.12(a).

(d) In the event that (x) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock or (y) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such issuance, refinancing or redemption of Disqualified Stock or Preferred Stock to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) Notwithstanding anything to the contrary herein, for purposes of determining whether the incurrence of any Indebtedness is in compliance with any applicable leverage ratio based test, or other financial test, set forth in this Agreement, such test shall be calculated on a Pro Forma Basis for the incurrence of such Indebtedness without netting the net cash proceeds of such Indebtedness but in the case of any such Indebtedness constituting revolving Indebtedness or delayed draw Indebtedness, assuming that such Indebtedness is fully drawn.

1.13 Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 2. AMOUNT AND TERMS OF CREDIT

2.1 Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans denominated in Dollars (each an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit, and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit then in effect.

(ii) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(b) [Reserved].

(c) [Reserved].

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $500,000 in excess thereof. More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3 Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, prior to 12:00 p.m. (New York City Time) at least fifteen (15) days prior written notice (or telephonic notice promptly confirmed in writing) (or such later prior written notice as agreed to by the Administrative Agent acting at the direction of the Required Lenders (which direction may be provided in their sole discretion)) of each Borrowing of Loans. Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Borrowing Notice to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (New York City time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, on the earlier of (x) the Termination Date and (y) on the Maturity Date, the then outstanding Initial Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder (the Class of such Loan), the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $500,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 2:00 p.m. (New York City time) at least (1) five Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) one Business Day, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) (or, in each case, such later prior written notice as agreed to by the Administrative Agent in its sole discretion) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of LIBOR Loans having an interest period of three months, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

2.7 Pro Rata Borrowings. Each Borrowing of Initial Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages with respect to the applicable Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c) Automatically upon the occurrence of a Specified Event of Default, or upon written notice to the Borrower at the option of the Administrative Agent or the Administrative Agent acting at the direction of the Required Lenders (which direction may be provided in their sole discretion) upon (i) the occurrence of any Event of Default, and during the continuation thereof or (ii) a Material Litigation Event, the Obligations shall bear interest at the Applicable Rate plus two (2%) percent per annum (the “Default Rate”); provided, that other than with respect to any Default Rate that is imposed as a result of a Specified Event of Default, the Default Rate may, at the option of the Administrative Agent or the Administrative Agent acting at the direction of the Required

Lenders (which direction may be provided in their sole discretion), apply to the Obligations on and from the date of the occurrence of the underlying Event of Default regardless of whether the Administrative Agent gave notice at a time that was after the occurrence of such Event of Default. Administrative Agent shall notify Borrowers of any accrual of interest at the Default Rate, provided, that, any failure to notify shall not impact or affect any of Administrative Agent’s rights and remedies hereunder.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall be a three-month period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Required Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) that a Change in Law occurring at any time after the Closing Date shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax (other than (i) Indemnified Taxes or Other Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender are affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Reserves. The Administrative Agent or the Required Lenders may at any time and from time to time in the exercise of their Permitted Discretion (including, without limitation, (a) in connection with any actual, potential or prospective reduction in the value of any Mortgaged Properties or any other Collateral, (b) in connection with the Disposition of any property, business and/or asset or occurrence of a Casualty Event, (c) to reflect any impediments to the Agent’s ability to realize upon the Collateral, (d) to reflect claims and liabilities that the Agent may need to be satisfied in connection with the realization upon the Collateral and (e) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Collateral or the validity or enforceability of this Agreement or the other Credit Documents or any material remedies of the Secured Parties hereunder or thereunder) upon at least three Business Days’ prior written notice to the Borrower establish or increase or decrease any Reserves, which notice shall include a reasonably detailed description of such Reserve being established and the aggregate amount thereof, expressed in Dollars (during which period the Borrower shall not be entitled to request, and the Administrative Agent and the Lenders shall not be obligated to make (regardless of whether a Notice of Borrowing has been previously submitted), any Loan hereunder that would result in the aggregate Total Exposures of all Lenders exceeding the Loan Limit after giving effect to the Reserve in question).

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(a)(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(a)(i) or (a)(ix) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in or extension of such Defaulting Lender’s Commitment);

(c) [Reserved];

(d) [Reserved];

(e) If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any final judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the

Borrower as a result of any final judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of, owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16 [Reserved].

2.17 [Reserved].

2.18 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for a LIBOR Loan:

(x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

(y) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective and such Borrowing shall be converted to an ABR Loan on the last day of the Interest Period applicable thereto, and (ii) if any Notice of Borrowing requests a LIBOR Loan, such Borrowing shall be made as an ABR Loan.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in subparagraph (a) of this Section 2.18 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in subparagraph (a) of this Section 2.18 have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this

Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 13.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that they object to such amendment. To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective, and (y) if any Notice of Borrowing requests a LIBOR Loan, such Borrowing shall be made as an ABR Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this subparagraph (b), then clauses (x) and (y) of this sentence shall apply during such period only if the LIBOR Rate for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this subparagraph (b) is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 3. [RESERVED]

SECTION 4. FEES; COMMITMENTS.

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be (x) computed for each day during such period at a rate per annum equal to the Commitment Fee Rate on the Available Commitment in effect on such date and (y) after the computation provided for in the preceding clause (x), shall be increased (i.e., rounded up) to the next immediate increment of $1,000 in excess thereof.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2 Voluntary Reduction of Commitments.

(a) Upon written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Available Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders of such Class, except that, notwithstanding the foregoing, any termination or reduction of Commitments shall be allocated ratably among Classes of Commitments, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction, the aggregate amount of the Lenders’ Total Exposures shall not exceed the Loan Limit.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon written notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of commitment termination pursuant to Section 4.2 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

4.3 Mandatory Reduction or Termination of Commitments.

(a) The Total Commitment shall automatically and irrevocably terminate at 5:00 p.m. (New York City time) on the Termination Date.

(b) Upon the incurrence or issuance by the Borrower or any Subsidiary of any Indebtedness pursuant to Section 10.1(l), the Total Commitments shall be automatically and irrevocably reduced on a dollar-for-dollar basis in an amount equal to the lesser of (i) the maximum aggregate principal amount of such Indebtedness (including any unfunded Commitments therefor) and (ii) the Total Commitments minus the aggregate amount of all then outstanding Loans.

SECTION 5. PAYMENTS.

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, two Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding LIBOR Loans at such time, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR Loans at such time; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and

(c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type and Class of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Notwithstanding anything to the contrary contained in this Agreement, any prepayment of Loans pursuant to this Section 5.1 shall be subject to the terms and conditions of the First Lien Credit Agreement.

5.2 Mandatory Prepayments.

(a) Prepayment following Casualty Events. If, after giving effect to the establishment of, or increase in, a Reserve pursuant to Section 2.14 in connection with a Casualty Event, and as a result thereof, the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess.

(b) [Reserved].

(c) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types and Class of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed to in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e) Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Commitments under the Facility and amounts prepaid may be reborrowed subject to the Available Commitment.

Notwithstanding anything to the contrary contained in this Agreement, any prepayment of Loans pursuant to this Section 5.2 shall be subject to the terms and conditions of the First Lien Credit Agreement.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor or the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error and shall constitute a required notice for purposes of Section 2.13.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation and such other information reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(i)(A), (B) and (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) Without limiting the generality of Section 5.4(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement, executed copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit K hereto) representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a “10-percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower described in Section 881(c)(3)(C) of the Code) and the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States), (B) IRS Form W-8BEN or IRS Form W-8BEN-E, as

applicable (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) executed copies of IRS Form W-8ECI (or any successor form), (D) executed copies of IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A), (B) and (C) above, provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, a certificate substantially in the form of Exhibit K hereto may be provided by such Non-U.S. Lender on behalf of such partners) or (E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent executed copies of any such form or certification (or any applicable successor form) promptly after such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a material change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent or promptly notify in writing the Borrower and the Administrative Agent of such non-U.S. Lender’s inability to do so.

Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 12.9 on which payment by the Borrower is due hereunder, as applicable, executed copies of IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or a properly completed and executed applicable IRS Form W-8 certifying its non-U.S. status and its entitlement to any treaty benefits and its status as a qualified intermediary or withholding foreign partnership, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax or Other Tax for which it has been indemnified pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-Tax position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. In such event, such Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential). No Lender nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent executed copies of IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(h) If a payment made to any Lender or any Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) For the avoidance of doubt, for purposes of this Section 5.4, the term “applicable law” or “Requirement of Law” includes FATCA.

(j) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees. Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. CONDITIONS PRECEDENT TO EFFECTIVENESS OF COMMITMENTS.

The effectiveness of the Commitments under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

(a) The Administrative Agent (or its counsel) shall have received from the Borrower (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Collateral Agent and the Lenders, a written opinion of Kirkland & Ellis LLP, counsel to the Credit Parties, (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (iii) in form and substance satisfactory to the Administrative Agent and the Lenders on the Closing Date. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

(c) The Administrative Agent shall have received, in the case of each Credit Party, each of the items referred to in subclauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation or certificate of formation, including all amendments thereto, of each Credit Party, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party as of a recent date from such Secretary of State (or other similar official);

(ii) a certificate, in form and substance satisfactory to the Administrative Agent and the Lenders, of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the bylaws (or limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true, correct and complete copy of (i) resolutions duly adopted by the general partner of the Borrower, dated as of December 30, 2019 (the “Borrower Resolutions”), authorizing the execution, delivery and performance of the Credit Agreement and the Credit Documents and the consummation of the transactions contemplated thereby and therein (ii) resolutions duly adopted by the board of sole member of Vine Minerals LLC, a Delaware limited liability company, and Vine Management Services LLC, a Delaware limited liability company, dated as of December 30, 2019 (the “Guarantor Resolutions”), authorizing the execution, delivery and performance of the Credit Agreement and the Credit Documents and the consummation of the transactions contemplated thereby and therein, (iii) resolutions duly adopted by the board of directors of Vine Oil & Gas Finance Corp, dated as of December 29, 2019 (the “Finance Resolutions”), authorizing the execution, delivery and performance of the Credit Agreement and the Credit Documents and the consummation of the transactions contemplated thereby and therein (iv) the Resolutions with Respect to Disinterested Managers of the Borrower, dated November 22, 2019 (the “Delegation Resolutions”) and (v) resolutions duly adopted by, the Disinterested Managers (as defined in the Delegation Resolutions) dated as of December 29,

2019, approving the execution, delivery and performance of the Credit Agreement and the Credit Documents and the consummation of the transactions contemplated thereby and therein and deeming such execution, delivery and performance and the consummation of such transactions to be in the best interests of each Credit Party, and that all such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation or certificate of formation of such Credit Party has not been amended since the date of the last amendment thereto disclosed pursuant to subclause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and

(E) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.

(d) The Administrative Agent (or its counsel) shall have received executed copies of the Guarantee, executed by each Person which will be a Guarantor on the Closing Date.

(e) [Reserved].

(f) The Administrative Agent shall have received customary UCC lien and intellectual property searches with respect to the Borrower and the Guarantors in their applicable jurisdictions of organization.

(g) The Administrative Agent (or its counsel) shall have received an executed a copy of a fairness opinion of Duff & Phelps, LLC, in form and substance satisfactory to the Lenders, that satisfies the requirements of Section 9.9(o) of the First Lien Credit Agreement, Section 4.11(b)(5) of the 2017 Indenture and Section 4.11(b)(5) of the 2018 Indenture.

(h) The Administrative Agent (or its counsel) shall have received a true and complete copy of the most recent Reserve Report delivered to the First Lien Administrative Agent under the First Lien Credit Agreement.

(i) The Borrower shall have validly delivered an Officer’s Certificate (as defined in each of the 2017 Indenture and the 2018 Indenture) to (x) the trustee under the 2017 Indenture designating the Commitments as “Designated Revolving Commitments” (as defined in the 2017 Indenture) and (y) the trustee under the 2018 Indenture designating the Commitments as “Designated Revolving Commitments” (as defined in the 2018 Indenture) in accordance with the terms and conditions of the 2017 Indenture and the 2018 Indenture, as applicable.

(j) On the Closing Date, the Administrative Agent (or its counsel) shall have received a solvency certificate substantially in the form of Exhibit J hereto and signed by a Financial Officer of the Borrower.

(k) On the Closing Date, the representations and warranties of the Borrower and each other Credit Party contained in this Agreement or any other Credit Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(l) On the Closing Date, the Administrative Agent (or its counsel) shall have received a certificate, in form and substance satisfactory to the Administrative Agent and the Lenders, (x) certifying as to the satisfaction of the conditions contained in the foregoing clauses (h), (i) and (k), (y) certifying that Pro Forma for the incurrence of the Commitments (and assuming all Loans are fully drawn) the Consolidated Total Net Leverage Ratio (as defined in the First Lien Credit Agreement) of the Borrower shall not exceed 4.50:1.00 (determined without netting any assumed cash proceeds of any Loans) and (z) attaching reasonable backup documentation prepared in good faith supporting the certification described in the foregoing subclause (y) and,

(m) The Administrative Agent shall have received evidence that the Borrower shall on the Closing Date have all insurance required to be maintained pursuant to the Credit Documents

(n) Without limiting clause (o) below, all fees and expenses required to be paid hereunder on or before the Closing Date shall have been paid in full in cash.

(o) No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information (including, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification) reasonably requested by any Lender that is party hereto on the Closing Date in writing with respect to any Credit Party at least ten days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation; provided that, in the case of a Beneficial Ownership Certification, upon the request of any Lender, the Borrower shall return such completed Beneficial Ownership Certification directly to the requesting Lender.

(p) Without limiting clause (m) above or Section 13.5, all Attorney Costs of Weil, Gotshal & Manges LLP, as counsel the Administrative Agent and the Initial Lenders, required to be paid on the Closing Date in accordance with Section 13.5(a) shall have been paid.

SECTION 7. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.

The agreement of each Lender to make any Loan requested to be made by it on or after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) At the time of each such Credit Event and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such

Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(b) At least fifteen (15) days prior to the making of each Loan (or such later time as agreed to by the Administrative Agent in accordance with Section 2.3(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(c) At the time of each such Credit Event and after giving effect thereto:

(i) The Administrative Agent and the Lenders shall be satisfied that the PV-9 Amount shall not be less than $900,000,000 (based upon the most recent Reserve Report delivered to the Administrative Agent in accordance with Section 9.14 (or, if no such Reserve Report has been delivered, the Closing Date Reserve Report));

(ii) the Collateral Coverage Condition shall be satisfied;

(iii) the Available Commitment (as defined in the First Lien Credit Agreement as in effect on the Closing Date) shall be equal to or less than $5,000,000;

(iv) the aggregate amount of Unrestricted Cash of the Borrower and the Restricted Subsidiaries on such date shall be less than $50,000,000;

(v) the Loans to be made on the applicable date of such Credit Event shall constitute (A) Indebtedness (as defined in the First Lien Credit Agreement) that is permitted pursuant to Section 6.01 of the First Lien Credit Agreement or with respect to any Permitted Refinancing thereof, Indebtedness that is permitted thereunder) and (B) Indebtedness (as defined in each of the 2017 Indenture and the 2018 Indenture) that is permitted pursuant to each of the 2017 Indenture and the 2018 Indenture;

(vi) the Leverage Ratio, calculated on a Pro Forma Basis for the applicable Credit Event but without netting the cash proceeds thereof (for the purposes of determining Unrestricted Cash), shall not be greater than 3.25:1.00; and

(vii) no Material Litigation Event shall have occurred and be continuing.

(ii) To the extent that an Interim Reserve Report has been requested by the Administrative Agent, such Interim Reserve Report shall have been delivered to the Administrative Agent, in accordance with Section 9.14(b), at least five (5) Business Days prior to the making of such Loan.

(d) On the date of such Credit Event the Administrative Agent shall have received a certificate, in form and substance satisfactory to it, of a Financial Officer of the Borrower, dated as of the date of such Credit Event, certifying as to the matters set forth in clauses (c)(ii), (c)(iii), (c)(iv), (c)(v), (c)(vi) and (c)(vii) above.

(e) Prior to the date of such Credit Event, the Collateral Implementation Date shall have occurred.

(f) Prior to the date of such Credit Event, the Administrative Agent shall have received, in accordance with Section 9.14, the Reserve Report for December 31, 2019.

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, to make the Loans and provide Commitments as provided for herein, the Borrower makes, on the Closing Date and the date of each Credit Event, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the provision of Commitments:

8.1 Existence, Qualification and Power. Each of the Borrower and each Restricted Subsidiary of the Borrower (a) is a duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceability; Binding Effect. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor the incurrence of the Commitments, extension of Loans or granting of Liens under the applicable Credit Documents, will (a) contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and Permitted Liens) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien would not (x) solely on the Closing Date result in a breach, default or event of default with respect to a Contractual Requirement which would permit the lenders, noteholders or other debtholders (or their respective agents) under such Contractual Requirement to accelerate the Indebtedness thereunder or exercise any other rights or remedies thereunder or (y) on the Closing Date, and on any other date such representation is made, reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organization Documents of such Credit Party or any of the Restricted Subsidiaries.

8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits, proceedings, claims or disputes pending, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to constitute a Material Litigation Event.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6 Governmental Authorization. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any other Person, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) The Projections (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections were furnished to the Lenders (with respect to any such Projections provided prior to the Closing Date) and as of the Closing Date and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

(b) The information included in each Beneficial Ownership Certification (as may be supplemented by the Borrower from time to time) provided to any Lender in connection with this Agreement is true and correct in all respects

8.9 Tax Matters. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Credit Parties and the Restricted Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings and for which the Credit Parties and the Restricted Subsidiaries, as applicable, have set aside on its books adequate reserves in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction).

8.10 Compliance with ERISA.

(a) Except as set forth on Schedule 8.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan maintained by a Credit Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 8.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder (“AFTAP”), would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.” Neither any Credit Party nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.11 Subsidiaries. Schedule 8.11 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date has been so designated on Schedule 8.11.

8.12 Intellectual Property. The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that to the knowledge of the Borrower is reasonably necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.13 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Environmental Event or a Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) neither the Credit Parties nor any of their respective Subsidiaries have received written notice of any Environmental Claim; (iii) neither the Credit Parties nor any of their respective Subsidiaries are conducting or have been ordered by a Governmental Authority, or are otherwise required under Environmental Law, to conduct any investigation, removal, remedial or other corrective action pursuant to any Environmental Law related to Hazardous Materials contamination at any location; and (iv) neither the Credit Parties nor any of their respective Subsidiaries, to their knowledge, have treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned, leased or operated facility in a manner that would reasonably be expected to give rise to liability of the Credit Parties or any of their respective Subsidiaries under Environmental Law.

8.14 Properties.

(a) Except as set forth on Schedule 8.14(a) hereto or in an exhibit to any Reserve Report Certificate delivered hereunder, each Credit Party has good and defensible title to the Reserve Report Properties evaluated in the most recently delivered Reserve Report (other than those (i) Disposed of since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as such working interests and net revenue interests are reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

(e) [Reserved].

8.15 Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

8.16 Security Documents. On and after the Collateral Implementation Date, the Security Documents shall create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien or security interest in the respective Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable Lien or security interest in such Collateral may be created under any applicable Requirement of Law, which Lien or security interest, upon the filing of financing statements, recordation of the Mortgages or the obtaining of possession or “control,” in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC or applicable local law, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each other Credit Party thereunder in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant Security Document) in right to any other Person (other than Permitted Liens or, subject to the Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the First Lien Collateral Agent for the benefit of the Secured Parties (as defined in the First Lien Credit Agreement)), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC, recordation of the Mortgages under applicable local law or by obtaining possession or “control.”

8.17 Gas Imbalances, Prepayments. On the Closing Date, except as set forth on Schedule 8.17, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding 2.5 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

8.18 Marketing of Production. On the Closing Date, except as set forth on Schedule 8.18, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months from the Closing Date.

8.19 Financial Statements.

(a) On and after the first date of delivery of financial statements pursuant to Section 9.1(a), the most recent financial statements delivered pursuant to Section 9.1(a) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except for customary year-end adjustments and the absence of complete footnotes and as otherwise expressly noted therein.

(b) On and after the first date of delivery of financial statements pursuant to Section 9.1(b), the most recent financial statements delivered pursuant to Section 9.1(b) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the fiscal year covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

8.20 OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading With the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, Sanctions Laws, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws and (ii) the USA PATRIOT Act. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Credit Parties, any director, officer, employee, agent or controlled affiliate of the Borrower or any Subsidiary is currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of comprehensive Sanctions (as of the date of this agreement, the Crimea Region of Ukraine, Cuba, Iran, Syria and North Korea).

(b) No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, by the Borrower or its Subsidiaries (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business (x) of or with any Person that, at the time of such financing, is the subject of any Sanctions or (y) in any country or territory that is the subject of comprehensive Sanctions (as of the date of this agreement, the Crimea Region of Ukraine, Cuba, Iran, Syria and North Korea).

8.21 Hedge Agreements. Schedule 8.21 sets forth, as of the Closing Date, a true and complete list of all material commodity Hedge Agreements of each Credit Party, the terms thereof relating to the type, term, effective date, termination date and notional amounts or volumes, the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

SECTION 9. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment has terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within 120 days after the end of each such fiscal year, the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements) prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants whose opinion shall not be materially qualified with any “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of the Facility or the First Lien Facility, the 2017 Unsecured Notes or the 2018 Unsecured Notes or (y) any prospective or actual default in any financial maintenance covenant, including the Leverage Ratio, on a future date or in a future period). Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, filing of a Form 10-K with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of independent certified public accountants whose opinion shall not be materially qualified with any “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of the Facility, the First Lien Facility, the 2017 Unsecured Notes or the 2018 Unsecured Notes or (y) any prospective or actual default in any financial maintenance covenant, including the Leverage Ratio, on a future date or in a future period).

(b) Quarterly Financial Statements. With respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower, on or before the date that is 60 days after the end of each such quarterly accounting period, the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows, and, beginning with the financial statements for the first fiscal quarter ended after the Closing Date, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of such periods in the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other.

(c) Officer’s Certificates. Not later than five (5) days after the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) beginning with the first fiscal quarter ended after the Closing Date, the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Leverage Ratio (in accordance with Section 10.11(a)) as at the end of such fiscal year or period, as the case may be, (ii) beginning with the fiscal quarter ended June 30, 2020, the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with LTM Leveraged Free Cash Flow (in accordance with Section 10.11(b)) as at the end of such fiscal year or period, as the case may be, and (iii) set forth any change in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(d) Notices. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof and what action the

Borrower proposes to take with respect thereto, (ii)(x) a Material Litigation Event or (y) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect, (iii) the occurrence of any ERISA Event or similar event with respect to a Foreign Plan, in each case, that would reasonably be expected to have a Material Adverse Effect, and (iv) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that (x) would result in a change to the list of beneficial owners identified in such certification and (y) is required to maintain compliance with the Beneficial Ownership Regulation.

(e) Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters described in the following subclause (i) or (ii) would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Environmental Event, notice of:

(i) any Environmental Claim brought, filed or threatened in writing against any Credit Party;

(ii) the actual release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party in violation of Environmental Laws or as would reasonably be expected to result in liability under Environmental Laws or the conduct of any investigation, or any removal, remedial or other corrective action under Environmental Laws in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party; and

(iii) without duplication (or limitation of the foregoing), any other event or occurrence that has resulted, or could reasonably be expected to result, in a Material Environmental Event.

All such notices shall describe in reasonable detail the nature of the claim, investigation, removal or remedial action.

(f) Other Information. With reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information, reports, surveys, certificates, searches or opinions regarding the Collateral (including the perfection thereof) or the operations, assets, liabilities, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent or the Collateral Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent or the Collateral Agent) may reasonably request in writing from time to time.

(g) Budget. Within 105 days after the end of each fiscal year of the Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material.

(h) Amendments to Material Indebtedness. As soon as practicable, but in any event not less than five (5) Business Days prior to the effectiveness thereof, written notice to the Administrative Agent of any change, amendment, waiver, consent or other modification of, or the proposed entering into of (as applicable), any First Lien Credit Document (including, without limitation, the First Lien Credit Agreement) or any agreement, document or instrument related to the 2017 Indenture, the 2018 Indenture, the 2017 Unsecured Notes, the 2018 Unsecured Notes, the 2020 Second Lien Facility or any other Material Indebtedness, which notice shall include true, correct and complete copies of all documents (which may be drafts followed by execution copies) to be executed and delivered in connection therewith for distribution to the Lenders.

(i) Information Delivered Under Material Indebtedness. On the date of execution thereof (or in the case of unexecuted reports and filings, delivery thereof), to the Administrative Agent for distribution to the Lenders, true, correct and complete executed copies (or in the case of unexecuted reports, final versions of such reports or filings, as applicable) of all Reserve Reports, Engineering Reports, Reserve Report Certificates, Bank Price Decks and any other certificates, filings, information and reports delivered from time to time in respect of the First Lien Facility, the 2020 Second Lien Facility, the 2017 Unsecured Notes, the 2018 Unsecured Notes and any other Material Indebtedness.

(j) First Lien Facility Maturity Date Extensions. On any date on which the maturity date of the First Lien Facility (or any loan, commitment or letter of credit thereunder) is amended, extended or otherwise modified, a certificate of a Financial Officer of the Borrower certifying (x) as to the applicable new maturity date of the First Lien Facility and (y) that such amendment, extension or other modification was effectuated in accordance with the terms and conditions contained herein and in the First Lien Credit Agreement.

It is understood that documents required to be delivered pursuant to Sections 9.1(a) through (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks, Debtdomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, maintain books of record and account that permit the preparation of financial statements in accordance with GAAP.

(b) The Borrower will, and will cause each of the Restricted Subsidiaries to, permit designated representatives of the Administrative Agent and designated representatives of the Required Lenders (as accompanied by the Administrative Agent) to visit and inspect any of its properties, to examine its financial and operating records, and to discuss its affairs, finances and accounts with its officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2(b) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any representative of the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2(b), none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

9.3 Maintenance of Insurance.

(a) The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower.

(b) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any material improvements included as Collateral and located on any land subject to a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property with respect to which buildings or mobile homes are included as Collateral, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Credit Parties, and evidence of flood insurance, as applicable.

9.4 Payment of Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy its obligations in respect of all Tax liabilities (including, for the avoidance of doubt, all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises), assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves or other appropriate provisions therefor in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.5 Preservation of Existence, Etc. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Requirements of Law. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.7 [Reserved].

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):

(a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties consisting of equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use commercially reasonable efforts to cause the operator to operate such property in accordance with customary industry practices.

9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions involving aggregate payments or consideration in excess of $10,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a) the consummation of the Transactions, including the payment of Transaction Expenses (if any);

(b) the issuance of Equity Interests of the Borrower (or any Parent Entity thereof) to any officer, director, employee or consultant of any of the Borrower or any of its Subsidiaries or the Sponsor (or any Parent Entity thereof) or any of its Subsidiaries;

(c) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower (or any direct or indirect Parent Entity thereof) permitted under Section 10.6;

(d) [Reserved];

(e) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Section 10;

(f) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective future, current or former directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof);

(g) any one or more agreements in respect of payments of monitoring, consulting, management, transaction, advisory or similar fees to the Sponsor that are approved by the majority of the members of the board of directors or managers of the Borrower (or any direct or indirect parent thereof), in good faith, and payments pursuant thereto which shall consist of (i) so long as no Event of Default under Sections 11.1, 11.3 (but only as a result of the default in the due performance of any covenant contained in Section 9.6) or 11.5 has occurred and is continuing, the payment of management, monitoring, consulting, transaction, termination and advisory fees pursuant to the Investor Management Agreement and related indemnities and reasonable expenses; (ii) any deferred management fees (to the extent such fees were within such amount described in the foregoing subclause (i) originally); (iii) transaction fees in an amount not to exceed 1.0% of the total enterprise value (as determined in good faith by the Borrower) of any Permitted Acquisition or Investment; and (iv) so long as, after giving effect thereto on a Pro Forma Basis, no Event of Default under Section 11.1 shall have occurred and be continuing, in the event of a Qualifying IPO, the present value of all future amounts payable pursuant to any agreement referred to in subclause (i) above in connection with the termination of any such agreement with the Sponsor; provided that, if any such payment pursuant to subclauses (i), (ii) and (iv) is not permitted to be paid as a result of an Event of Default under Section 11.1, such payment shall accrue and may be payable when no Event of Default under Section 11.1 is continuing;

(h) transactions pursuant to agreements in existence on the Closing Date and to the extent involving aggregate consideration in excess of $1,000,000 individually, set forth on Schedule 9.9 or any amendment thereto or arrangement similar thereto to the extent such amendment or arrangement is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);

(i) Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6;

(j) without duplicating any payments made pursuant to Section 9.9(g) above, payments (including reimbursement of fees and expenses) by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower (or any direct or indirect parent thereof), in good faith;

(k) any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(l) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the Oil and Gas Business;

(m) sales or conveyances of net profits interests or other royalty interests for cash at Fair Market Value allowed under Section 10.4;

(n) the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity in connection with capital contributions by such Parent Entity to the Borrower;

(o) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(p) [Reserved];

(q) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement;

(r) payments and distributions by any Parent Entity (and any direct or indirect parent thereof) and the Subsidiaries to the extent such payments are permitted under Sections 10.6(f)(i) and (v);

(s) [Reserved];

(t) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, current or former directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any Parent Entity;

(u) Investments permitted under Section 10.5 (other than Sections 10.5(k), (m), (w) and (y) thereof);

(v) [Reserved];

(w) [Reserved];

(x) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(y) [Reserved];

(z) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(aa) [Reserved];

(bb) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;

(cc) [Reserved];

(dd) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the Board of Directors in good faith or, any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;

(ee) [Reserved];

(ff) [Reserved];

(gg) Permitted Intercompany Activities;

(hh) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(ii) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

9.10 Compliance with Environmental Laws. The Borrower will, and will cause each of the Restricted Subsidiaries to, except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including the Environmental Action Plan); obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Credit Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

9.11 Additional Guarantors, Grantors and Collateral.

(a) Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within (1), in the case of subclauses (A)(y), (A)(z) and (C) of this Section 9.11(a), the later of the Collateral Implementation Date and 45 days from the date of such formation, acquisition or cessation, as applicable, (2), in the case of subclause (A)(x) of this Section 9.11(a), 45 days from the date of such formation, acquisition or cessation, as applicable, and (3) in the case of subclause (B) of this Section 9.11, within forty-five (45) days after such request (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) to (A) execute (x) a supplement to the Guarantee, substantially in the form of Exhibit I thereto, in order to become a Guarantor, (y) a supplement to the Collateral Agreement, substantially in the form of Exhibit I thereto, in order to become a grantor and a pledgor thereunder and (z) a counterpart to the Intercompany Note, (B) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent a signed copy of opinions, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.11 as the Administrative Agent or the Collateral Agent may reasonably request, and (C) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Mortgaged Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Credit Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Credit Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Credit Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained.

(b) Subject to any applicable limitations set forth in the Collateral Agreement, on and after the Collateral Implementation Date the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests (other than any Excluded Equity Interests) of each Restricted Subsidiary directly owned by the Borrower or any Subsidiary Guarantor (or Person required to become a

Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I, thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I thereto.

(c) [Reserved].

(d) Without limitation of clauses (a), (b) or (e) hereof, on and after the Collateral Implementation Date the Borrower shall, and shall cause each other Credit Party to, comply with the Collateral Coverage Condition.

(e) Without limitation of clause (a) or (b) above, on and after the Collateral Implementation Date, simultaneously with the delivery of any Mortgage (as defined in the First Lien Credit Agreement) for the benefit of the secured parties under the First Lien Credit Agreement, or with the delivery of any mortgage or deed of trust on any Oil and Gas Property for the benefit of any other secured party and securing Indebtedness that is subject to the Intercreditor Agreement or an Acceptable Intercreditor Agreement, the Borrower shall, or shall cause the relevant Credit Party to, grant to the Collateral Agent as security for the Obligations a Lien on such Oil and Gas Property. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages.

(f) If in order to comply with clauses (a), (b) or (e) above, any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of this Section 9.11.

9.12 Use of Proceeds. The Borrower will use the proceeds of the Loans solely (i) to make open-market purchases of the 2017 Unsecured Notes and/or the 2018 Unsecured Notes and (ii) subject to the prior written consent of the Required Lenders, to repay or prepay any obligations owed by the Borrower under the First Lien Credit Facility (or any Permitted Refinancing thereof in accordance with Section 10.1(c)), and (iii) subject to the prior written consent of the Required Lenders, for other general corporate purposes to be agreed.

9.13 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, unless otherwise provided hereunder, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral arising from the Reserve Report Properties, mortgages, deeds of trust and other documents) that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) [Reserved].

(c) Notwithstanding anything herein to the contrary, if the Collateral Agent (acting at the direction of the Required Lenders) and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents. In addition, notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, (i) the Administrative Agent (acting at the direction of the Required Lenders) may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower and (iii) the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent (acting at the direction of the Required Lenders) may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders)), as are reasonable or necessary and otherwise permitted by this Agreement and the other Credit Documents.

(d) Notwithstanding the foregoing provisions of this Section 9.13 or anything in this Agreement or any other Credit Document to the contrary: (A) Liens required to be granted from time to time shall be subject to exceptions and limitations set forth in the Collateral Agreement and the other Credit Documents and, to the extent appropriate in any applicable jurisdictions, as agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower; (B) the Collateral shall not include any Excluded Assets; (C) no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements; and (D) no actions in any jurisdiction outside of the United States or that are necessary to comply with any Requirement of Law of any jurisdiction outside of the United States shall be required in order to create any security interest in assets located, titled, registered or filed outside of the United States or to perfect such security interests (it being understood that there shall be no collateral agreements, security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States; provided that nothing in this Section 9.13 or any other provision of the Credit Documents shall affect or impair the Borrower’s obligation to satisfy the Collateral Coverage Condition.

9.14 Reserve Reports.

(a) On or before April 1 and October 1 of each year, commencing April 1, 2020, the Borrower shall furnish to the Administrative Agent a Reserve Report (other than, for the avoidance of doubt, the Closing Date Reserve Report) evaluating, as of the immediately preceding December 31 and June 30, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America and other applicable Oil and Gas Properties of the Credit Parties. Each Reserve Report as of December 31 and June 30 shall be prepared, at the sole election of the Borrower, (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary; provided that Reserve Reports as of December 31 of each year that are prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary shall, in each case, be accompanied by an audit letter issued by the applicable Approved Petroleum Engineer that has audited at least 80% of the Proved Reserves attributable to the Reserve Report Properties of the Credit Parties by value.

(b) In addition to each Reserve Report delivered pursuant to clause (a) above, the Borrower shall furnish to the Administrative Agent a Reserve Report upon request by the Administrative Agent with an “as of” date, as soon as possible, but in any event no later than 60 days following the receipt of such request (each, an “Interim Reserve Report”). Notwithstanding anything to the contrary in this Agreement, following any such request therefore by the Administrative Agent and until delivery thereof by the Borrower in accordance with this clause (b), the Lenders shall not be required to make any Loans to the Borrower.

(c) With the delivery of each Reserve Report under clauses (a) and (b), the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i) in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary (other than December 31 Reserve Reports), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Closing Date Reserve Report, if no December 31 Reserve Report has been delivered;

(ii) as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material commodity Hedge Agreements of the Borrower and each Credit Party, the material terms thereof (in respect of the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to-market value is reasonably available);

(iii) for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Reserve Report Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month;

(iv) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(v) assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the Reserve Report Properties evaluated in such Reserve Report (other than those (w) to be acquired in connection with an acquisition, (x) Disposed of since delivery of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such Reserve Report Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 10.2;

(vi) except as set forth on an exhibit to such certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(vii) none of the Reserve Report Properties have been Disposed of since the date of the last Reserve Report delivered to the Administrative Agent pursuant to this Section 9.14 except those Reserve Report Properties listed on such certificate as having been Disposed of; and

(viii) the certificate shall also attach, as schedules thereto, a list of (1) all material marketing agreements (which are not cancellable on 60 days’ notice or less without penalty or detriment) entered into subsequent to the later of the Closing Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that represent in respect of such agreements 2.5% or more of the Credit Parties’ average monthly production of Hydrocarbon volumes and that have a maturity date or expiry date of longer than six months from the last day of such fiscal year or period, as applicable and (2) all Reserve Report Properties evaluated by such Reserve Report that are Collateral and demonstrating compliance with (calculated at the time of delivery of such Reserve Report) the “Collateral Coverage Minimum” (as such term is defined in the First Lien Credit Agreement).

(d) No later than one Business Day after the date of delivery to the First Lien Administrative Agent (or any lender under the First Lien Facility) under the First Lien Credit Agreement (or any agent or lender in respect of any Permitted Refinancing Indebtedness in respect thereof) of any “Reserve Report” or “Reserve Report Certificate” (as such terms may be defined therein), the Borrower shall furnish a true and complete copy thereof to the Administrative Agent.

(e) Notwithstanding anything to the contrary contained in Section 9.14(a) and (c), unless a Default or Event of Default has occurred and is continuing the Borrower shall be deemed to have complied with Section 9.14(a) and (c) (other than to the extent such requirements relate to any Interim Reserve Report) to the extent that the Borrower has delivered each of the items required pursuant to and in accordance with Section 9.14(d).

9.15 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from (i) the business conducted by them on the Closing Date or (ii) any other business reasonably related, complementary, incidental, synergistic or ancillary thereto (including Industry Investments) or reasonable extensions thereof.

9.16 Title Information. On or before the date of delivery to the Administrative Agent of each Reserve Report required by Section 9.14(a) or (b) following the Closing Date, the Borrower will use commercially reasonable efforts to deliver, if reasonably requested by the Administrative Agent, title information with respect to the Reserve Report Properties consistent with usual and customary standards for the geographic regions in which the Reserve Report Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries.

9.17 Collateral Implementation.

(a) On or before the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Borrower will (a) satisfy the Collateral Coverage Condition and (b) deliver, in each case in form and substance satisfactory (in their sole discretion) to the Collateral Agent and the Required Lenders, all title reports, opinions, insurance and other agreements, reports and information, in each case, related to the Mortgages, that are reasonably requested by the Administrative Agent or the Required Lenders; provided, that the Borrower shall not permit the Collateral Coverage Condition to be satisfied (in whole or in part) prior to the execution, delivery and effectiveness of the Intercreditor Agreement in accordance with Section 9.17(d).

(b) On or before the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Administrative Agent (or its counsel) shall have received copies of the Collateral Agreement and each other Security Document that is required to be executed in order to satisfy the Collateral Coverage Condition, duly executed by each Credit Party party thereto, together with evidence that all other actions, recordings and filings required by the Security Documents or that the Collateral Agent may deem reasonably necessary or otherwise advisable or in the best interest of the Lenders to (A) create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and (B) comply with the Collateral Coverage Condition, in each case shall have been taken, completed or otherwise provided for in a manner satisfactory to the Administrative Agent (in its sole discretion); provided, that the Borrower shall not permit any Security Document to be executed, nor any security interest to be granted pursuant thereto, prior to the execution, delivery and effectiveness of the Intercreditor Agreement in accordance with Section 9.17(d).

(c) On or before the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), all Equity Interests of each wholly-owned Material Subsidiary directly owned by the Borrower or any Subsidiary Guarantor, in each case as of such date, shall have been pledged pursuant to the Collateral Agreement (except that such Credit Parties shall not be required to pledge any Excluded Equity Interests) and, subject to the Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Collateral Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank; provided, that the Borrower shall not permit any such Equity Interest to be pledged pursuant to the Collateral Agreement prior to the execution, delivery and effectiveness of the Intercreditor Agreement and the Junior Lien Intercreditor Agreement in accordance with Section 9.17(d).

(d) On or before the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Administrative Agent (or its counsel) shall have received executed copies of the Intercreditor Agreement, executed by the First Lien Credit Agreement Collateral Agent, the Borrower and the Guarantors.

(e) On or before the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Administrative Agent (or its counsel) shall have received, on behalf of itself, the Collateral Agent and the Lenders, a written opinion of (i) Kirkland & Ellis LLP, counsel to the Credit Parties and (ii) Jones Walker LLP, as special Louisiana counsel to the Credit Parties, (x) dated the Collateral Implementation Date, (y) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (z) in form and substance satisfactory to the Administrative Agent and the Lenders on the Collateral Implementation Date. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

(f) On or before the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), subject to the Intercreditor Agreement the Administrative Agent shall have received evidence (including customary certificates and endorsements in form and substance satisfactory to the Collateral Agent in its sole discretion) that the Borrower shall on the Collateral Implementation Date have the Administrative Agent named as loss payee and/or additional insured under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named; provided, that the Borrower shall not permit the Administrative Agent to be named as a loss payee and/or additional insured prior to the execution, delivery and effectiveness of the Intercreditor Agreement in accordance with Section 9.17(d).

(g) On or before the date that is 45 days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Administrative Agent shall have received evidence satisfactory to it in its sole discretion that each Credit Party has executed the Intercompany Note and delivered the same (with a corresponding allonge or other customary transfer instrument) to the First Lien Collateral Agent.

SECTION 10. NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment has terminated, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness (including Guarantee Obligations thereunder) in respect of (i) the 2017 Unsecured Notes and the 2018 Unsecured Notes in an aggregate amount not to exceed $910,000,000 and (ii) any Permitted Refinancing in respect thereof;

(c) Indebtedness (including Guarantee Obligations thereunder) in respect of (i) the First Lien Facility in a maximum aggregate principal amount not to exceed at any time an amount equal to $500,000,000 less the outstanding principal amount of Indebtedness incurred pursuant to clause (ii) below and, subject to the prior written consent of the Administrative Agent and the Required Lenders, in their sole discretion, Permitted Refinancing Indebtedness in respect thereof; provided that, if the First Lien Facility is refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended (such First Lien Facility, a “Refinanced First Lien Facility”) and (x) the administrative agent under such Refinanced First Lien Facility is not a Qualified Oil & Gas Lender or an Affiliate thereof or (y) the lenders holding a majority of the commitments under such Refinanced First Lien Facility (or, if such commitments have been funded in full or terminated, a majority of the principal amount of the loans under such Refinanced First Lien Facility) are not Qualified Oil & Gas Lenders, the Refinanced First Lien Facility shall not at any time exceed an amount equal to $450,000,000 less the outstanding principal amount of Indebtedness incurred pursuant to clause (ii) below and (ii) Indebtedness under the 2020 Second Lien Facility in a maximum aggregate principal amount not to exceed $150,000,000 and any Permitted Refinancing in respect thereof;

(d) Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Restricted Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences shall be subordinated to the Obligations pursuant to the Intercompany Note, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(e) Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims); provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(f) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness or other obligations of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(f), guarantee Indebtedness that such Restricted Subsidiary could not otherwise itself incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt or Indebtedness under clauses (b) or (c) above or other Junior Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(g) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (g), (h), (i), (j), (q), (r), (s) and (t);

(h) (i) Indebtedness (including Indebtedness arising under Capitalized Leases) incurred prior to or within 365 days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such assets (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of installation and the beginning of the full productive use of such asset); (ii) Indebtedness arising under Capitalized Leases, other than (A) Capitalized Leases in effect on the First Lien Closing Date and (B) Capitalized Leases entered into pursuant to subclause (i) above; (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted by subclauses (i), (ii) and (iii) of this Section 10.1(h) shall not exceed at any time outstanding the greater of $30,000,000 and 2.0% of Consolidated Total Assets; and (iv) Indebtedness (including Capitalized Leases) incurred from, or arising out of, financing the acquisition, replacement, lease or improvement of compressors (or similar equipment) in the aggregate amount not to exceed the greater of $25,000,000 and 1.6% of Consolidated Total Assets, in each case, determined at the time of incurrence (together with any Permitted Refinancing Indebtedness incurred in respect thereof) at any time outstanding;

(i) Indebtedness outstanding on the Closing Date and set forth on Schedule 10.1(i);

(j) Indebtedness in respect of Hedge Agreements, subject to the limitations set forth in Section 10.10;

(k) [Reserved]

(l) Pari Debt (including, for the avoidance of doubt, with respect to any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness) that is issued or incurred for the purposes of a Refinancing of (which may be effected through an exchange for) all or any portion of the 2017 Unsecured Notes and/or the 2018 Unsecured Notes; provided that (i) the aggregate principal amount thereof shall not exceed the Available Commitment outstanding immediately prior to the issuance or incurrence thereof, (ii) the Commitment shall be reduced on a dollar-for-dollar basis in an amount calculated in accordance with Section 4.3(b) hereof, (iii) any such Indebtedness shall have a maturity date that is after the Latest Maturity Date and have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facility, (iv) such Indebtedness shall otherwise be on terms that are satisfactory to the Administrative Agent and the Required Lenders in their sole discretion and (v) the aggregate principal amount of such Pari Debt plus the maximum aggregate principal amount of the Total Commitments, in each case outstanding as of any date, shall not exceed $330,000,000;

(m) Indebtedness arising from Permitted Intercompany Activities to the extent constituting an Investment permitted by Section 10.5;

(n) [Reserved];

(o) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, and obligations in respect of letters of credit, bank guaranties or instruments related thereto, in each case provided in the ordinary course of business or consistent with past practice or industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(p) other additional Indebtedness; provided that (i) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(p) shall not exceed $5,000,000 and (ii) no Indebtedness for borrowed money may be incurred pursuant to this Section 10.1(p);

(q) [Reserved];

(r) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements;

(s) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(t) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with any Permitted Acquisitions, other Investments permitted by Section 10.5 and the Disposition of any business, assets or Equity Interests not prohibited hereunder;

(u) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(v) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries any direct or indirect parent thereof and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice;

(w) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(x) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Permitted Acquisitions or any other Investment permitted hereunder;

(y) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(z) Indebtedness consisting of the undischarged balance of any Volumetric Production Payment (as defined in the First Lien Credit Agreement);

(aa) Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the Cash Management Services (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(bb) [Reserved];

(cc) [Reserved];

(dd) [Reserved]; and

(ee) all premiums (if any), interest (including solely in the case of clause (c) above post-petition interest), fees, expenses, charges, and contingent interest on obligations described in clauses (a) through (dd) above.

For purposes of determining compliance with Section 10.1, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 10.1(a) through (ee) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 10.1(a) through (ee) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time. The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in clauses (a) through (ee) of Section 10.1 above.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.1. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the (i) Credit Documents to secure the Obligations or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage and (ii) Liens securing Indebtedness under the 2020 Second Lien Facility and any Permitted Refinancing in respect thereof, provided that such Liens are subject to the Junior Lien Intercreditor Agreement;

(b) Permitted Liens;

(c) (x) Liens (including liens arising under Capitalized Leases to secure obligations under any Capitalized Lease) securing Indebtedness permitted pursuant to Section 10.1(h); provided that (i) such Liens attach concurrently with or within 365 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) financed thereby, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of, such Indebtedness; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates) and (y) Liens on the assets of a Restricted Subsidiary that is not a Credit Party and which assets do not constitute Collateral securing Indebtedness of a Restricted Subsidiary that is permitted pursuant to Section 10.1;

(d) Liens existing on the Closing Date; provided that any Lien securing Indebtedness in excess of $1,000,000 individually or in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2(d)) shall only be permitted to the extent such Lien is listed on Schedule 10.2(d) or would otherwise be permitted under this Section 10.2;

(e) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.2; provided, however, that (w) such new Lien shall be limited to all or part of the same type of property that secured the original Indebtedness (plus improvements on and accessions to such property) (or upon or in after-acquired property (i) that is affixed or incorporated into the property covered by such Lien or (ii) if the terms of such Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), (x) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (y) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall comprise only the same Persons or a subset of such Persons that were the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced and (z) such Liens shall be of the same priority (vis-à-vis the Liens securing the Obligations) as the Liens securing such Indebtedness being refinanced, refunded, extended, renewed or replaced;

(f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary), pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5; provided that (1) the Liens on such assets do not secure Indebtedness and (2) such Liens attach at all times only to the same assets (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien);

(g) [Reserved];

(h) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Production Payments and Reserve Sales; provided that such Liens attach at all times only to Oil and Gas Properties from which the Production Payments and Reserve Sales have been conveyed;

(r) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens securing any Indebtedness permitted by Section 10.1(c); provided that such liens shall only be on the Collateral and, on and after the Collateral Implementation Date, all such Indebtedness shall be subject to the Intercreditor Agreement and the Junior Lien Intercreditor Agreement;

(u) Liens securing any Indebtedness permitted by Sections 10.1(f) (solely and to the same extent that the Indebtedness guaranteed by such Guarantee Obligations is permitted to be subject to a Lien hereunder), (o), (r) (as long as such Liens attach only to cash and securities and securities held by the relevant Cash Management Bank) and (y);

(v) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, or (ii) materially impairs the use of the property covered by such Lien for the purposes for which such property is held;

(w) Liens of not more than $50,000,000 on deposits securing Hedging Obligations in respect of Hedge Agreements with any Persons other than Hedge Banks that were entered into in compliance with Section 10.10;

(x) Liens on Equity Interests in a joint venture securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(y) Liens on cash or Permitted Investments held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, in each case solely to the extent the relevant release, discharge, redemption or defeasance would be permitted hereunder;

(z) additional Liens on property not constituting Reserve Report Properties securing obligations not in excess of $5,000,000 outstanding at any time; provided that no Indebtedness for borrowed money may be secured by a Lien pursuant to this Section 10.2(z);

(aa) [Reserved]; and

(bb) Liens to secure Indebtedness permitted under Section 10.1(l); provided that the representative of the holders of each such Indebtedness becomes party to (i) the Pari Passu Intercreditor Agreement and (ii) the Intercreditor Agreement as a “Junior Representative” (as defined in the Intercreditor Agreement).

10.3 Limitation on Fundamental Changes. Except as permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person (and the Borrower shall remain an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia) or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) such merger, amalgamation or consolidation does not adversely affect the Collateral in any material respect, (v) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and as to the matters of the nature referred to in Section 6(c), (vi) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and as to such other matters regarding the Successor Borrower and the Credit Documents as the Administrative Agent or its counsel may reasonably request; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (F) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; (vi) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent; and (vii) such Subsidiary or other Person shall have executed a customary joinder to the Junior Lien Intercreditor Agreement and any then-existing Acceptable Junior Intercreditor Agreement;

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, unless otherwise permitted by Section 10.5, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, the Junior Lien Intercreditor Agreement and any then-existing Acceptable Intercreditor Agreement, in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, (iii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance with Leverage Ratio in Section 10.11 on a Pro Forma Basis immediately after giving effect to such merger, amalgamation or consolidation, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Collateral Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; and (v) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent or any Lender;

(c) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor so long as after giving effect to such transaction the Collateral Coverage Condition would be satisfied and the Borrower shall be in compliance with Section 9.11 on a Pro Forma Basis; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(f) the Borrower and its Restricted Subsidiaries may consummate the Transactions (as defined herein and in the First Lien Credit Agreement);

(g) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, amalgamation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 or an Investment permitted by Section 10.5; and

(h) any merger the sole purpose of which is to reincorporate or reorganize a Credit Party in another jurisdiction in the United States shall be permitted as long as such merger does not adversely affect the value of the Collateral in any material respect and the surviving entity assumes all Obligations of the applicable Credit Parties under the Credit Documents and delivers any applicable information requested by the Administrative Agent or any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, transfer (including any Production Payments and Reserve Sales) or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a) the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business and (ii) Permitted Investments;

(b) [Reserved];

(c) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof is a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.2, 10.3 (other than Section 10.3(g)), 10.5 (other than Section 10.5(w)) or 10.6;

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense real, personal or intellectual property in the ordinary course of business; provided that, with respect to intellectual property, the Borrower or any of its Restricted Subsidiaries receives (or retains) a license or other ownership rights to use such intellectual property;

(f) Dispositions (including like-kind exchanges) of property in the ordinary course to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied substantially concurrently to the purchase price of such replacement property; provided that (w) no Default or Event of Default shall have occurred and be continuing on the date of such Disposition, (x) the aggregate PV-9 of Reserve Report Properties Disposed pursuant to this Section 10.4(f) shall not exceed $25,000,000 in any fiscal year, (y) after giving effect to any Disposition of Reserve Report Properties pursuant to this Section 10.4(f) the PV-9 Amount shall not be less than $900,000,000 (based upon the most recent Reserve Report delivered to the Administrative Agent in accordance with Section 9.14 (or, if no such Reserve Report has been delivered, the Closing Date Reserve Report)) and (z) after giving effect to any Disposition of Reserve Report Properties pursuant to this Section 10.4(f) (and after giving effect to any Mortgages delivered substantially concurrently with such Disposition), the Borrower shall be in compliance with the “Collateral Coverage Minimum” (as such term is defined in the First Lien Credit Agreement);

(g) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and Farm-Out Agreements with respect to undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such Farm-Out Agreements;

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) [Reserved];

(j) transfers of property subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral;

(k) Dispositions or discounts without recourse of accounts receivable in true sale transactions (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l) the unwinding or termination of any Hedge Agreement (subject to the terms of Section 2.14(f) of the First Lien Credit Agreement);

(m) [Reserved];

(n) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(o) any swap of assets in exchange for services or assets of the same type in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(p) [Reserved];

(q) Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a transaction permitted by Section 10.3, or in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (p) above; and

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights.

To the extent any Collateral is Disposed of as expressly permitted by this Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing at Borrower’s sole cost and expense.

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other Person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $20,000,000;

(d) (i) Investments existing on, or made pursuant to commitments in existence on, the Closing Date as set forth on Schedule 10.5(d), (ii) Investments existing on the First Lien Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, modifications, replacements, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment as of the First Lien Closing Date (other than (a) pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Section 10.5);

(e) any Investment acquired by the Borrower or any of its Restricted Subsidiaries: (i) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by the Borrower or any such Restricted Subsidiary in each case in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(f) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower or a Parent Entity;

(g) Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower and (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary; provided, that Investments by any Restricted Subsidiary that is not a Guarantor in the Borrower or any Guarantor shall be subordinated in right of payment to the Loans;

(h) Subject to the prior written consent of the Administrative Agent and the Required Lenders in their sole discretion, Investments constituting Permitted Acquisitions;

(i) [Reserved];

(j) Investments in an aggregate amount outstanding pursuant to this Section 10.5(j) not to exceed $5,000,000;

(k) Investments constituting promissory notes and other non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4 or any other disposition of assets not constituting a Disposition;

(l) Investments made to repurchase or retire Equity Interests of the Borrower or any direct or indirect parent thereof owned by the Sponsor or its Affiliates or any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(m) Investments consisting of Restricted Payments permitted under Section 10.6 (other than Section 10.6(c) and 10.6(f)(viii));

(n) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6(b), (f) or (i);

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(p) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices or industry practice;

(q) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(r) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to Farm-Out Agreements, Farm-In Agreements, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(u) to the extent constituting Investments, the Transactions;

(v) Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(w) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 10.05(n) above) consisting of Indebtedness, fundamental changes, Dispositions and payments permitted under Sections 10.1 (other than Sections 10.1(d)(iii) and (g)(ii)), 10.3 (other than Sections 10.3(a), (c) and (g)), 10.4 (other than Section 10.4(d)) and 10.7;

(x) in the case of the Borrower and its Restricted Subsidiaries, Investments consisting of intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business; provided that, in the case of any such Indebtedness owing by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, be subordinated to the Obligations pursuant to the Intercompany Note; provided further that in the case of any such Indebtedness owing by a Restricted Subsidiary that is not a Guarantor to the Borrower or a Guarantor, such Indebtedness shall be evidenced by the Intercompany Note pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreement;

(y) Investments resulting from pledges and deposits under clauses (d) and (e) of the definition of “Permitted Liens” and clauses (j), (o), (w) and (y) of Section 10.2;

(z) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(aa) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(bb) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(cc) Investments made by any Restricted Subsidiary that is not a Credit Party to the extent that such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted by this Agreement;

(dd) Investments consisting of the contribution of Equity Interests of any Foreign Subsidiary or FSHCO to any other Foreign Subsidiary or FSHCO;

(ee) [Reserved]; and

(ff) any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (ee) above or in connection with a transaction permitted by Section 10.3 or in connection with a Disposition permitted pursuant to Section 10.4.

10.6 Limitation on Restricted Payments. The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or the Equity Interests of any Parent Entity (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower or any Parent Entity, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof to) redeem in whole or in part any of its or a Parent Entity’s Equity Interests in exchange for another class of its (or such parent’s) Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby, and the Borrower may pay Restricted Payments to any Parent Entity payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) the Borrower may (or may make Restricted Payments to permit any Parent Entity thereof to) redeem, acquire, retire or repurchase shares of its (or such Parent Entity’s) Equity Interests held by any future, present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries or any Parent Entity thereof, in connection with the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments made under this clause (b) shall not exceed $15,000,000 in any calendar year (which shall increase to $30,000,000 subsequent to the consummation of a Qualifying IPO) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $25,000,000 in any calendar year, which shall increase to $50,000,000 subsequent to the consummation of a Qualifying IPO) plus (B) all net cash proceeds obtained by or contributed to the Borrower during such calendar year from the sales of Equity Interests to other future, present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements plus (C) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year plus (D) [reserved]; notwithstanding the foregoing, the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (B), (C) and (D) above in any calendar year and provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any Restricted Subsidiary, any direct or indirect parent company of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5 (other than Sections 10.5(l), (n) and (w));

(d) to the extent constituting Restricted Payments, the Borrower may consummate transactions expressly permitted by Section 10.3;

(e) the Borrower may repurchase Equity Interests of the Borrower (or any Parent Entity thereof) upon exercise of stock options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower may make and pay Restricted Payments to any Parent Entity:

(i) the proceeds of which will be used to pay (or to make Restricted Payments to allow any Parent Entity to pay) with respect to any taxable period (x) for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes of which any holding company of the Borrower is the common parent, or (y) for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income Tax purposes, in an amount not to exceed the amount of any U.S. federal, state and/or local income Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; provided that distributions pursuant to this clause (i) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(ii) with respect to any taxable period ending after the Closing Date for which the Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes (other than a partnership or disregarded entity described in clause (i)(y) above), distributions to each owner in an amount necessary to permit such owner to pay its U.S. federal, state and/or local income Taxes (including any estimated Taxes payable) (as applicable) attributable to its direct or indirect ownership of the Borrower and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to Tax at the highest combined marginal federal, state and/or local income tax rate applicable to an individual or corporate taxpayer, as applicable, resident of New York, New York for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of the Borrower allocated to such owner for prior taxable periods ending after the Closing Date to the extent such loss is of a character that would allow such loss to be available to reduce Taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such Taxes and assuming such loss had not already been utilized) and the character (e.g. long-term or short-term capital gain or ordinary or exempt) of the applicable income);

(iii) the proceeds of which shall be used to allow any Parent Entity to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and other professional costs and expenses) to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(iv) the proceeds of which shall be used by such Parent Entities to pay Restricted Payments contemplated by Section 10.6(b);

(v) the proceeds of which shall be used to make Restricted Payments to allow any Parent Entity to pay fees and expenses related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction not relating to any other portfolio company of any Parent Entity permitted by this Agreement, whether or not consummated;

(vi) the proceeds of which shall be used to pay fees and expenses (including real and personal property Taxes, and franchise, excise or similar taxes) required to maintain its corporate existence or good standing under applicable law, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees and consultants of any Parent Entity, and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(vii) in the form of Equity Interests of the Borrower (other than Disqualified Stock not otherwise permitted by Section 10.1); and

(viii) to finance Permitted Acquisitions and other Investments or other acquisitions in each case otherwise permitted to be made under Section 10.5 if made by the Borrower; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (B) such direct or indirect parent company shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one or more of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (C) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (D) [reserved] and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by Borrower or such Restricted Subsidiary pursuant to Section 10.5 for the purposes of calculating compliance with the baskets thereunder;

(g) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition or other Investment permitted under Section 10.5 and (ii) so long as, immediately after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) the Borrower may pay any dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) [Reserved];

(j) the Borrower may consummate the Transactions (and pay fees and expenses in connection therewith on or following the Closing Date), and make payments described in Section 9.9(a), (f), (g), (h), (j) and (l) (subject to the conditions set out therein);

(k) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-US Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement;

(m) [Reserved];

(n) the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary); provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Permitted Investments); and

(o) after the consummation of a Qualifying IPO, (A) make any Restricted Payment by the Borrower or any Parent Entity to pay Public Company Costs and (B) Restricted Payments not to exceed up to 6% per annum of the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such Qualifying IPO; and

(p) to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary in cash as common equity (or other equity reasonably acceptable to the Administrative Agent); provided that (i) the principal amount of such Indebtedness shall increase Consolidated Total Debt on a dollar-for-dollar basis, (ii) all interest expense relating to such Indebtedness shall (x) reduce Consolidated Net Income and (y) increase Consolidated Interest Expense, in each case on a dollar-for-dollar basis, and (iii) such contribution of equity shall be disregarded for all purposes hereunder.

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to prepay, repurchase or redeem or otherwise defease prior to its scheduled maturity any Indebtedness for borrowed money that is senior unsecured (including, without limitation, the 2017 unsecured Notes and the 2018 Unsecured Notes) or is expressly subordinated in right of payment to or is secured on a junior basis to the Indebtedness incurred hereunder (or any Permitted Refinancing Indebtedness in respect thereof to the extent constituting Junior Debt) (such other Indebtedness or any Permitted Refinancing Indebtedness in respect thereof, “Junior Debt”) (for the avoidance of doubt, it being understood that payments of regularly-scheduled cash interest in respect of Junior Debt and any AHYDO payments shall be permitted unless expressly prohibited by the terms of the documents governing such subordination); provided, however, that, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease prior to its scheduled maturity any Junior Debt (i) to the extent permitted pursuant to Section 10.1(l) in exchange for or with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging any Junior Debt to Qualified Equity Interests of any Parent Entity, (iii) solely with respect to the 2017 Unsecured Notes or the 2018 Unsecured Notes, open market purchases thereof with the proceeds of the First Lien Facility, the Loans or other cash on hand, provided that upon consummation thereof, such Junior Debt is immediately cancelled and no longer outstanding, (iv) [reserved] or (v) owed to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note;

(b) The Borrower will not, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), amend, waive, seek consent for any action not permitted by or modify the terms of any Junior Debt, other than amendments or modifications that (A) would not be materially adverse to the Lenders, taken as a whole (as determined in good faith by the Borrower), (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” that may be incurred to Refinance any such Indebtedness, (C) would have the effect of converting any Junior Debt to Qualified Equity Interests of a Parent Entity or (D) to the extent such amendment or modification would not have been prohibited under this Agreement at the time such Permitted Refinancing Indebtedness, Junior Debt or documentation was first issued, incurred or entered into, as applicable;

(c) Notwithstanding anything in this Agreement to the contrary, the Borrower will not, and will not permit any Restricted Subsidiary to, (i) voluntarily terminate or reduce any Commitments (as defined in the First Lien Credit Agreement) (in whole or in part) or (ii) amend, waive, seek consent for any action not permitted by or modify any of the terms of the First Lien Credit Agreement, any other First Lien Credit Document, 2017 Unsecured Indenture or the 2018 Unsecured Indenture, in each case, without the prior written consent of the Required Lenders;

(d) Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case, unless an Event of Default pursuant to Section 11.1 or 11.5 has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Guarantors to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a) (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c) represent Indebtedness permitted under Section 10.1 of a Restricted Subsidiary of the Borrower that is not a Guarantor so long as such Contractual Requirement applies only to such Subsidiary and its Subsidiaries;

(d) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;

(e) are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in agreements which restrict the Disposition or distribution of assets or property subject to oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business and customary provisions in any Agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(f) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(h) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(j) [Reserved];

(k) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Indebtedness being refinanced;

(l) customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(m) are included in any agreement relating to any Lien, so long as (i) such Lien is permitted under Section 10.2(b), (c), (f) or, so long as such Lien does not attach to Collateral, (g) and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8;

(n) are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 10.1 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents as determined by the Borrower in good faith;

(o) are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(p) [Reserved];

(q) arise in connection with cash or other deposits permitted under Sections 10.2 and 10.5 and limited to such cash or deposit;

(r) are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the First Lien Closing Date, including pursuant to the Credit Documents and any Hedging Obligations in effect on the First Lien Closing Date;

(b) [Reserved];

(c) purchase money obligations for property acquired in the ordinary course of business and obligations under any Capitalized Lease that impose restrictions on transferring the property so acquired;

(d) [Reserved];

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f) [Reserved];

(g) secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1(p) and (q) as it relates to the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) [Reserved];

(j) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property or are otherwise customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(l) any agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition; and

(m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10 Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(a) Hedge Agreements in respect of Hydrocarbons entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, 85% of the reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves (as forecast based upon the Closing Date Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a) or (b), as applicable) for the sixty-six (66) month period from the date of creation of such hedging arrangement (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition of Oil and Gas Properties (a “Proposed Acquisition”), the Credit Parties may also enter into incremental hedging contracts with respect to the Credit Parties’ reasonably anticipated projected production from the total Proved Reserves of the Borrower and its Restricted Subsidiaries as forecast based upon the most recent Reserve Report having notional volumes not in excess of 15% of the Credit Parties’ existing projected production prior to the consummation of such Proposed Acquisition (such that the aggregate shall not be more than 100% of the reasonably anticipated projected production prior to the consummation of such Proposed Acquisition) for a period not exceeding 36 months from the date such hedging arrangement is created during the period between (i) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) 90 days after the date of execution of such definitive acquisition agreement. However, all such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound within 90 days following the date of termination of such Proposed Acquisition. It is understood that commodity Hedge Agreements which may, from time to time, “hedge” the same volumes of commodity risk but different elements of commodity risk thereof, including where one or more such Hedge Agreements partially offset one or more other such Hedge Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(b) Other Hedge Agreements (other than any Hedge Agreements in respect of equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes.

(c) It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall be deemed not to be speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

(d) For purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), forecasts of reasonably projected Hydrocarbon production volumes and reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves based upon the Closing Date Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a) or (b), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

10.11 Financial Covenants.

(a) The Borrower will not permit the Leverage Ratio as of the last day of any Test Period to be greater than 3.50:1.00;

(b) The Borrower will not permit LTM Leveraged Free Cash Flow as of the last day of any Test Period ending after the First Amendment Effective Date to be less than $0; and

(c) The Borrower will not permit the Consolidated Total Net Leverage Ratio (x) as of the last day of any Test Period on or prior to March 31, 2021 to be greater than 4.00:1.00, or (y) as of the last day of any Test Period ending thereafter to be greater than 3.50:1.00.

10.12 Accounting Changes. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

10.13 Public Disclosure. The Borrower shall not, nor shall any of its Subsidiaries, disclose, or cause to be disclosed, any information related to the Transactions or any Credit Document (including the existence of, parties to, terms of or conditions of any Credit Document or any document, instrument, certificate or agreement related thereto or the transactions described therein or related thereto) to any Person (other than the Borrower, any of its Subsidiaries or any of their direct or indirect equity holders) without the prior written consent of the Administrative Agent acting at the direction of the Required Lenders (which direction may be provided in their sole discretion); provided, that such prior written consent shall not be required if such disclosure is:

(a) to the Borrower’s Representatives who need to know such information in connection with the Transactions and the Credit Documents and are informed of the confidential nature of such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential);

(b) to the extent requested by any Governmental Authority or self-regulatory authority having jurisdiction over the Borrower or its Subsidiaries; provided that the Borrower or its Subsidiary, as applicable, agrees that it will notify the Administrative Agent as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; and

(c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process; provided, that the Borrower or its Subsidiary, as applicable, agrees that it will notify the Administrative Agent as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation.

SECTION 11. EVENTS OF DEFAULT

Upon the occurrence and during the continuation of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default, and such default shall continue for one or more Business Days, in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d), (h), (i) or (j), 9.5 (solely with respect to the Borrower), 9.9, 9.12, 9.15, 9.17 or Section 10 and, in each case, such default shall continue unremedied for one or more Business Days after a Responsible Officer becoming aware of such default; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4 Default Under Other Agreements.

(a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to First Lien Credit Facility, the 2017 Indenture, the 2018 Indenture, the 2017 Unsecured Notes, the 2018 Unsecured Notes or any other Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (1) with respect to indebtedness in respect of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (2) any event requiring prepayment pursuant to customary asset sale or change of control provisions and (3) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or

(b) Without limiting the provisions of clause (a) above, any such default under any such First Lien Credit Facility, the 2017 Indenture, the 2018 Indenture, the 2017 Unsecured Notes, the 2018 Unsecured Notes or any other Material Indebtedness shall cause such First Lien Credit Facility, the 2017 Unsecured Notes, the 2018 Unsecured Notes or such other Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and (i) with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements, (ii) other than pursuant to customary asset sale or change of control provisions and (iii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of a Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement) prior to the stated maturity thereof.

11.5 Bankruptcy, Etc. The Borrower or any Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Restricted Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action, the Borrower or the applicable Restricted Subsidiary consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, the Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; or the Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors.

11.6 ERISA or Environmental.

(a) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that, when taken together with other such events, could reasonably be expected to result in a Material Adverse Effect.

(b) A Material Environmental Event occurs and the Administrative Agent or the Required Lenders has (or have) notified the Borrower in writing that it (or they) deems (or deem) such Material Environmental Event to be material.

11.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.8 Security Documents. Any Mortgage or any other Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof), or any grantor under any other Security Document or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.9 Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments or decrees are not discharged or effectively waived or stayed for a period of 60 consecutive days.

11.10 Change of Control. A Change of Control shall have occurred.

11.11 Intercreditor Agreements. (i) Any of the Obligations of the Credit Parties under the Loan Documents for any reason shall cease to be “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any document governing Junior Debt or (ii) the subordination provisions set forth in any document governing Junior Debt shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Junior Debt, if applicable.

11.12 Commitments as “Designated Revolving Commitments”. Any remaining Commitments that have not been terminated shall no longer be designated, constitute or qualify as (whether by action of the Borrower to undesignate them or otherwise) “Designated Revolving Commitments” under and as defined in the 2017 Indenture and the 2018 Indenture.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may with the consent of and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind and/or (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

11.13 Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the

Borrower under Section 11.5 shall, subject to the terms of the Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any other applicable Pari Passu Intercreditor Agreement, be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

11.14 Equity Cure.

(a) Notwithstanding anything to the contrary contained in this Section 11 or in any Credit Document, in the event that the Borrower fails to comply with the Leverage Ratio, then (A) until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the Leverage Ratio is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds (which cash proceeds shall be received no earlier than the first day of the applicable fiscal quarter for which there is a failure to comply with the Leverage Ratio) from an issuance of Qualified Equity Interests (other than Disqualified Stock) for cash as a cash capital contribution (or from any other contribution of cash to capital or issuance or sale of any other Equity Interests on terms reasonably acceptable to the Administrative Agent), and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the Leverage Ratio shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDAX shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Leverage Ratio with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) Consolidated Total Debt for such Test Period shall be decreased solely to the extent proceeds of the Cure Amount, if any, are actually applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Total Debt and any cash proceeds shall not be “netted” for purposes of ratio calculations with respect to any four fiscal quarter period in which the fiscal quarter period in which such equity cure has been made is included; and

(iii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Leverage Ratio, the Borrower shall be deemed to have satisfied the requirements of the Leverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Leverage Ratio that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (B) Cure Rights shall not be exercised more than five times during the term of this Agreement, (C) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Leverage Ratio above (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Leverage Ratio for such fiscal quarter (such amount, the “Expected Cure Amount”), (D) in respect of the fiscal quarter in which such Cure Right was exercised and for each Test Period that includes such fiscal quarter, all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the Leverage Ratio and (E) no Lender shall be required to make any extension of credit hereunder during the 10 Business Day period referred to above, unless the Borrower shall have received the Cure Amount; and

(iv) upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Leverage Ratio, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline.

(b) Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining the Applicable Equity Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive cash proceeds from issuance of Equity Interests (other than Disqualified Stock) or a cash capital contribution, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

SECTION 12. THE AGENTS

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.9, 12.11, 12.12 and the last sentence of Section 12.4 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

12.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it.

12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and/or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any provision in this Agreement to the contrary, the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action or refuse to take any action where, in its opinion or in the opinion of its counsel, the taking or refusal to take such action may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval or consent of the Required Lenders, each individual lender or adversely affect Lender, as applicable.

12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all Indemnified Liabilities; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8 Agents in Its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9 Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, may be removed as Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower or the Required Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above (provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under and Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 12.9). Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

12.10 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10.

12.11 Security Documents and Collateral Agent under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may take such action and execute and deliver any such instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to Section 13.17. The Lenders and any Cash Management Banks and any Hedge Banks irrevocably agree that (x) the Collateral Agent is authorized and the Collateral Agent agrees it shall (for the benefit of Borrower), without any further consent of any Lender, enter into or amend the Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and with any material modifications to be reasonably satisfactory to the Administrative Agent), (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) the Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and any Cash Management Bank and any Hedge Banks hereby authorize the Administrative Agent and the Collateral Agent to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (j) of the definition of “Permitted Liens” and clauses (c), (g), (j), (i), (o), (p), (w) and (y) of Section 10.2 or otherwise permitted to be senior to the Liens of Administrative Agent or Collateral Agent on such property; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.

12.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid hereunder or under any other Credit Document in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13. MISCELLANEOUS.

13.1 Amendments, Waivers and Releases.

(a) Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive or reduce any portion, or extend the date for the payment (including the Maturity Date), of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that (1) any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Required Lenders, and (2) it is being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender), or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Required Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definitions of the term “Required Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend the provisions of Section 11.14 or any analogous provision of any Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) [reserved], or (vi) [reserved], or (vii) release all or substantially all of the aggregate value of the Guarantees (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (viii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (ix) [reserved], or (x) [reserved], or (xi) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and no such amendment, waiver or consent shall disproportionately adversely affect such Defaulting Lender without its consent as compared to other Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) Without the consent of any Lender, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.

(d) Notwithstanding anything to the contrary herein, no Lender consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral (i) that is for the purpose of adding the holders of such secured or subordinated Indebtedness permitted to be incurred under this Agreement (or, in each case, a representative with respect thereto), as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, such Pari Passu Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral or (iii) otherwise, with respect to any material amendments, modifications or supplements, to the extent such amendment, modification or supplement is reasonably satisfactory to the Administrative Agent; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(f) [Reserved].

(g) Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents (including any exhibit, schedule or other attachment) may be made with the consent of the Borrower and the Administrative Agent (i) if such modifications are not adverse in any material respect to the Lenders or (ii) to the extent necessary (A) [reserved] or (B) to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case with respect to this clause (B), the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or the Collateral Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Such representations and warranties shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Secured Cash Management Agreements or contingent indemnification obligations, in any such case, not then due and payable).

13.5 Payment of Expenses; Indemnification.

(a) The Borrower agrees (i) on the Closing Date (or in the case of any amendment, waiver, consent or other modification of the provisions hereof or of the other Credit Documents that occurs after the Closing Date, on the date of such amendment, waiver, consent or other modification) to pay or reimburse the Administrative Agent and the other Agents and the Initial Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, evaluation, negotiation, syndication and execution of this Agreement and the other Credit Documents and the transactions, events and other occurrences contemplated by, related to, or potentially arising (in whole or in part) as a result of, this Agreement and/or the other Credit Documents (including any internal or external memos, term sheets or other work product related thereto), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, in all cases, all Attorney Costs, which shall be limited to Weil, Gotshal & Manges LLP and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) and (ii) after the Closing Date, to pay or reimburse the Administrative Agent and any Initial Lender, within one (1) Business Day of written demand thereof, for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents or otherwise related to, or arising (in whole or in part) as a result of, this Agreement or the other Credit Documents (including all such costs and expenses incurred during any legal proceeding, including any bankruptcy or insolvency proceeding, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole and solely in the case of a conflict of interest or otherwise reasonably necessary in the determination of the Administrative Agent or the Initial Lenders, one additional counsel and (if reasonably necessary in the determination of the Administrative Agent or the Initial Lenders) one local counsel in each relevant jurisdiction to the affected Indemnitees or Initial Lenders similarly situated). The agreements in this Section 13.5 shall survive the repayment of all other Obligations. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, with respect to the Closing Date, all amounts due under this Section 13.5 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within one day prior to the Closing Date. If any Credit Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Document, such amount may be paid on behalf of such Credit Party by the Administrative Agent in its discretion. Notwithstanding anything to the contrary in this Agreement, any failure of the Borrower to make any payment or reimbursement in accordance with this Section 13.5(a) (including on the dates required hereby) shall not relieve the Borrower from the obligation to make any such payment or reimbursement.

(b) The Borrower shall indemnify and hold harmless each Agent, Lender, Agent-Related Person and their Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole (and solely in the case of an actual conflict of interest, one additional counsel to the affected Indemnitees taken as a whole), and, if reasonably necessary, one local counsel in any relevant material jurisdiction) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged Environmental Claim regarding, or liability or obligation (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Credit Parties or any Subsidiary under or relating to any Environmental Law or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Credit Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or collateral agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower, the Sponsor or any of their Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Indemnitee), nor shall any Indemnitee, Agent-Related Parties, Credit Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, any Subsidiary of any Credit Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents are consummated. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 13.5. The agreements in this Section 13.5 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 13.5(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Agent-Related Parties and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries and their respective Affiliates that are not Lender Affiliates, any natural person, any Disqualified Institution, or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) for an assignment to an existing Lender and their Affiliates of similar or better credit worthiness, (y) for an assignment if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower or any Material Subsidiary has occurred and is continuing and (z) an assignment to a Lender Affiliate; and

(B) the Administrative Agent (not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $12,500,000 or an integral multiple of $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower or any Material Subsidiary has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Administrative Agent shall enter the relevant information in the Register pursuant to paragraph (b)(iv) of this Section 13.6; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Sections 5.4(d), (e), (g) and (h), as applicable.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including any SPVs that provide all or any part of a Loan pursuant to Section 13.6(g) hereof), and the Commitments of, and principal amount (and stated interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(c) (i) Any Lender may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), sell participations to one or more banks or other entities other than any Defaulting Lender, any Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders, it being agreed that as of the date hereof, the Administrative Agent has made the list of Disqualified Institutions available to all Lenders), the Borrower or any Subsidiary of the Borrower or their respective Affiliates that are not Lender Affiliates or natural persons (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that no consent of the Borrower shall be required (x) for any sale to an existing Lender and their Affiliates of similar credit worthiness, (y) for a sale if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower or any Material Subsidiary has occurred and is continuing and (z) for any sale to a Lender Affiliate; provided further that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the term “Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7 (it being understood that any documentation required under Section 5.4(e), (g) or (h) shall be delivered to the participating Lender)) and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or H-2, as the case may be, evidencing the Loans owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11, 3.11 and 5.4 as though it were a Lender, and Sections 2.12 and 13.7, and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6. Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent.

13.7 Replacements of Lenders under Certain Circumstances.

(a) In the event that any Lender other than a Lender Affiliate (i) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4 (other than Section 5.4(b)), (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, the Borrower shall be entitled to replace such Lender or terminate the Commitment of such Lender; provided that (x) in the case of a replacement (A) such replacement does not conflict with any Requirement of Law, (B) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (C) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent and (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (y) in the case of a termination, repay all Obligations (including amounts (other than any disputed amounts), owing pursuant to Section 2.10 or 5.4, as the case may be) owing to such Lender as of such termination date.

(b) If any Lender other than a Lender Affiliate (such Lender, a “Non-Consenting Lender”) failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (provided that no Event of Default pursuant to Section 11.1 or 11.5 shall have occurred and be continuing) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent or (y) terminate the Commitment of such Lender; provided that: (x) in the case of a replacement, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) the Borrower, the Administrative Agent and such Non-Consenting Lender shall otherwise comply with Section 13.6 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (y) in the case of a termination, all Obligations owing to such Non-Consenting Lender shall be paid in full concurrently with such termination.

(c) Notwithstanding anything herein to the contrary each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

(d) Any such Lender replacement or Commitment termination pursuant to this Section 13.7 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

13.8 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf’ or a “tif’), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof; provided that nothing contained herein or in any other Credit Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Credit Documents or against any Collateral or any other property of any Credit Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) without limitation of Sections 12.7 and 13.5, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto); and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. The Administrative Agent, each other Agent and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) to its Affiliates and its Affiliates’ employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having jurisdiction over such Person; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process; provided, that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (d) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 13.16 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 13.6(d), counterparty to a Hedge Contract, credit insurer, eligible assignee of or participant in, or any prospective eligible assignee of or participant in any of its rights or obligations under this Agreement pursuant to Section 13.6 (provided that the disclosure of any such Confidential Information to any Lenders or eligible assignees or participants shall be made subject to the acknowledgement and acceptance by such Lender, eligible assignee or participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or as otherwise reasonably acceptable to the Borrower) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Confidential Information; (e) with the prior written consent of the Borrower; (f) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement; provided that unless prohibited by applicable Requirements of Law, each Lender, the Administrative Agent and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent or such other Agent, as applicable, by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary; (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Credit Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; or (h) to the extent such Confidential Information is independently developed by or was in the prior possession of the Administrative Agent, such Lender or any of their respective Affiliates so long as not based on information obtained in a manner that would violate this Section 13.16; provided that no disclosure shall be made to any Disqualified Lender. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17 Release of Collateral and Guarantee Obligations.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement and the Liens encumbering such Collateral and held by each other creditor party to the Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Pari Passu Intercreditor Agreement are required to be released pursuant to the relevant intercreditor agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon any Collateral becoming an Excluded Equity Interest, an Excluded Asset or becoming owned by an Excluded Subsidiary or (in the case of Collateral constituting cash) becoming subject to Liens pursuant to clauses (d) and (e) of the definition of “Permitted Liens” or becoming subject to any Lien permitted pursuant to Sections 10.2(g), (j), (i), (o), (p), (w) and (y), in each case, except in connection with a transaction prohibited hereunder, (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the second succeeding sentence or Section 5(g) of the Guarantee and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated. In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and payable) have been paid in full in cash or equivalents thereof and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and payable. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18 USA PATRIOT Act. The Agents and each Lender that is subject to the requirements of USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of the Beneficial Ownership regulation hereby notify the Credit Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Agent and such Lender to identify such Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21 Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22 Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

13.23 Agency of the Borrower for the Other Credit Parties. Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

13.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each other QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender hereunder shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.24, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FS1” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to the term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to that term “qualified financial contract” in, and shall be in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.26 Ab Initio Provisions. Notwithstanding anything to the contrary herein or in any other Credit Document:

(a) if a court of competent jurisdiction determines in a final judgement that this Agreement, the other Credit Documents, the Commitments or the Loans constitute a breach of, or default or event of default under, the First Lien Credit Agreement, the 2017 Indenture, the 2018 Indenture, the 2017 Unsecured Notes or the 2018 Unsecured Notes, the Commitments, in an amount not to exceed the Available Commitments, shall automatically be deemed void ab initio to the extent necessary such that this Agreement, the other Credit Documents, the Commitments or the Loans, as applicable, would not be conflict with the First Lien Credit Agreement, the 2017 Indenture, the 2018 Indenture, the 2017 Unsecured Notes or the 2018 Unsecured Notes, as applicable; and

(b) if after giving effect to the foregoing clause (a) there are no outstanding Commitments or Loans, then the Credit Documents shall automatically be deemed void ab initio.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

VINE OIL & GAS LP, as the Borrower

By:	Vine Oil & Gas GP LLC
Its:	General Partner

By:	/s/ Wayne Stoltenberg
Name:	Wayne B. Stoltenberg
Title:	Executive Vice President and Chief Financial Officer

BLACKSTONE HOLDINGS FINANCE CO LLC, as the Administrative Agent and the Collateral Agent

By:	BLACKSTONE HOLDINGS I, L.P., as Sole Member

By:	BLACKSTONE HOLDINGS I/II GP, INC., as General Partner

By:	/s/ Matthew Skurbe
Name:	Matthew Skurbe
Title:	Managing Director & Treasurer

BLACKSTONE CAPITAL PARTNERS VI LP, as a Lender

By:	/s/ Chris Striano
Name:	Chris Striano
Title:	Chief Financial Officer

BLACKSTONE ENERGY PARTNERS LP, as a Lender

By:	/s/ Chris Striano
Name:	Chris Striano
Title:	Chief Financial Officer

Schedule 1.1(a)

Commitments

Lender	Commitment
Blackstone Capital Partners VI LP	50%	$165,000,000
Blackstone Energy Partners LP	50%	$165,000,000

Total:	$330,000,000